Exhibit 99.5

Overview of Our Company

Unless the context indicates otherwise, all references to “PMH” and the “Company” refer to Prospect Medical Holdings, Inc. and all references to “Prospect”, “we”, “our”, “ours” and “us” refer to PMH and its consolidated subsidiaries and affiliates. This description contains forward-looking statements that involve risks and uncertainties. Pro forma financial and operating information contained herein includes the results of operations of Brotman Medical Center, Inc. (“Brotman”). We increased our ownership interest in Brotman to approximately 72% on April 14, 2009.

We provide quality, coordinated healthcare and physician services in Southern California. We own and operate five hospitals, with a total of approximately 760 licensed beds, and currently maintain approximately 755 on-staff physicians, including specialists who cover approximately 35 medical and surgical specialties. Our hospitals are located in high density population areas within Los Angeles County and maintain leading market positions in the areas they serve. We also manage the provision of physician services through ten affiliated independent physician associations (“IPAs”) that consist of physician networks with approximately 13,900 primary care and specialty physicians. Our IPAs provide physician services to over 183,200 enrollees of Health Maintenance Organizations (“HMOs”). Based on our enrollment, our group of IPAs is one of the largest in Southern California and has contracts with nearly all the major HMOs operating in the region. We believe the coordination of our hospitals and IPAs creates an efficient healthcare delivery system that positions us to drive growth and profitability. For the twelve months ended March 31, 2009, our pro forma revenues and pro forma adjusted EBITDA were $457.7 million and $51.5 million, respectively.

We operate both our hospitals and IPAs by applying highly disciplined, data-driven management to the provision of quality care. Through the in-depth and data-driven analysis and application of various operational and financial metrics, we have been able to achieve a highly-efficient cost structure which enables us to adjust our operations to provide services that generate higher margins and enhanced growth. Our management’s expertise in executing our operating model has enabled us to increase profitability across a diverse mix of payors and the flexibility to adapt to economic and regulatory changes. Our operating model also allows us to be well-positioned for the future, as we believe the most cost-efficient providers will be the ones who benefit in this rapidly changing economic and regulatory environment. In addition, we have strengthened the patient care we provide by retaining and recruiting experienced physicians.

We have grown through a series of strategic acquisitions:

•                  in June 2007, we acquired ProMed Health Services Company (“ProMed”) and its affiliates (the “ProMed Entities”), which, at the time of the acquisition, collectively had approximately 80,000 HMO enrollees;

•                  in August 2007, we acquired Alta Hospitals System, LLC (“Alta”), which owned and operated four community-based hospitals in Los Angeles County with a combined 339 licensed beds served by approximately 310 on-staff physicians. In connection with the Alta acquisition, Sam Lee, Alta’s president, joined our board of directors and the management team and was later appointed Chief Executive Officer in March 2008. The acquisition of Alta transformed our

Company from a business exclusively providing IPA management services to a business providing coordinated healthcare and physician management services; and

•                  in April 2009, we increased our approximately 33% ownership stake in Brotman, a 420-bed hospital located in Culver City, California, to approximately 72%.

We have improved our EBITDA margin and profitability through the following actions:

•                  managing staffing levels according to patient volumes and acuity levels of care required;

•                  optimizing resource allocation by utilizing our case management program, which assists in improving clinical care and cost containment;

•                  negotiating favorable payor contracts and reductions in uncompensated care and payor claims denial;

•                  expanding and improving profitable services offered by our hospitals;

•                  enhancing claims management functions and negotiating more favorable provider contracts for our IPAs;

•                  divesting non-core assets; and

•                  restructuring our senior management team and adding experienced professionals in the areas of finance, operations, claims management, business development and compliance.

We believe that our acquisitions and the successful implementation of our operating model by our management team have both strengthened our infrastructure and positioned us for continued revenue growth and profitability.

Our Business Segments

Hospital Services Segment

We own and operate five hospitals in Los Angeles County, all accredited by the Joint Commission (formerly the Joint Commission on Accreditation of Healthcare Organizations) with a total of approximately 760 licensed beds served by over 755 on-staff physicians. We acquired our four hospitals in Hollywood, Los Angeles, Norwalk and Van Nuys in connection with our acquisition of Alta. Our fifth hospital is Brotman Medical Center, located in Culver City. For the twelve months ended March 31, 2009, our hospital services segment generated pro forma revenues of $262.3 million.

Our three community hospitals in Hollywood, Los Angeles and Norwalk offer a comprehensive range of medical and surgical services, including general acute care hospital services, pediatrics, obstetrics and gynecology, pediatric sub-acute care, general surgery, medical-surgical services, orthopedic surgery, and diagnostic, outpatient, skilled nursing and urgent care services. Our psychiatric hospital in Van Nuys provides acute inpatient and outpatient psychiatric services on a voluntary basis. Brotman offers a comprehensive range of inpatient and outpatient services, including medical and surgical, general surgery, orthopedic, spine and neuro-surgery, cardiology, diagnostic outpatient, rehabilitation, psychiatric and detox services. In addition, Brotman has an active emergency room that plays an integral part in providing emergency services to the West Los Angeles area.

For the twelve months ended March 31, 2009 on a pro forma basis, our hospitals received approximately 94% of their pro forma revenues from Medicare and Medi-Cal contracts with the Centers for Medicare and Medicaid Services (“CMS”) and the California Department of Health Services.

The table below gives a brief overview of our hospitals and the locations they serve:

Name / Location	Primary Service	Description
Hollywood Community Hospital Hollywood, CA (approximately 6 miles northwest of downtown Los Angeles) 100% owned	Medical / Surgical

•        100 licensed beds/100 staffed beds

•        Inpatient and outpatient surgery, including orthopedic surgery

•        Ambulatory urgent care center

•        Adult medical/surgical care including intensive and critical care

•        Occupancy rate of 60%* for the three months ended March 31, 2009

Los Angeles Community Hospital Los Angeles, CA (approximately 5 miles southeast of downtown Los Angeles) 100% owned	Medical / Surgical

•        130 licensed beds/130 staffed beds

•        Obstetrics, gynecology, pediatrics, intensive care unit, sub-acute care

•        Licensing of 9 additional sub-acute beds is in process

•        Occupancy rate of 85%* for the three months ended March 31, 2009

Norwalk Community Hospital Norwalk, CA (approximately 17 miles southeast of downtown Los Angeles) 100% owned	Medical / Surgical

•        50 licensed beds/50 staffed beds

•        Inpatient and outpatient surgery

•        General medical/surgical care, pediatrics and intensive care unit

•        Emergency room

•        Occupancy rate of 98%* for the three months ended March 31, 2009

Brotman Medical Center Culver City, CA (approximately 8 miles southwest of downtown Los Angeles) 72% owned	Medical / Surgical

•        420 licensed beds/240 staffed beds

•        Tertiary care hospital with various inpatient and outpatient medical and surgical services, including cardiac, neuro-surgery and spine surgery, rehabilitation, psychiatric care and chemical dependency

•        Emergency room

•        Occupancy rate of 71%* for the three months ended March 31, 2009

Van Nuys Community Hospital Van Nuys, CA (approximately 20 miles northwest of downtown Los Angeles) 100% owned	Psychiatric

•        59 licensed beds/59 staffed beds

•        Voluntary inpatient acute psychiatric care

•        Outpatient intensive and partial therapeutic services

•        Occupancy rate of 85%* for the three months ended March 31, 2009

*                                         Calculated based on staffed beds.

IPA Segment

Our affiliated group of IPAs is one of the largest providers of managed care services for HMO enrollees in Southern California, managing the provision of healthcare services for approximately 142,200 commercial, 19,300 Medi-Cal and 21,700 Medicare lives. Our IPA network of approximately 13,900 independent physicians is concentrated in areas of Orange, Los Angeles and San Bernardino Counties. For the twelve months ended March 31, 2009, our IPAs generated pro forma revenues of $195.5 million.

Our IPAs are networks of independent physicians who collectively contract with HMOs under a capitated payment arrangement. Under the capitated model, an HMO pays our IPAs a per member (enrollee) per month (“PMPM”) rate, or a “capitation” payment, and then assigns our IPAs the responsibility for providing the physician services required by those patients. In high density population areas, HMOs find it more efficient to outsource the responsibility of providing physician services through IPAs. The relationship between HMOs and IPAs is a well-established model in the markets we serve and is designed to motivate physicians to practice preventative medicine and reduce unnecessary procedures. IPAs allow independent physicians to participate in capitated contracts and gain patient members, as well as allow HMOs to more efficiently contract for physician services and outsource certain administrative functions associated with those activities.

We provide the following management and administrative support services to our affiliated physician organizations:

•                  negotiation of contracts with physicians and HMOs;

•                  physician recruiting and credentialing;

•                  human resources services;

•                  claims administration;

•                  financial services;

•                  provider relations;

•                  member services;

•                  medical management, including utilization management and quality assurance; and

•                  data collection and management information systems.

We employ a variety of methodologies to mitigate the financial risk associated with the capitation model, including passing a portion of our payment through to the physician in a “sub-capitated” payment, pre-negotiating contracts with other providers, requiring prior authorization for services, and other techniques to manage utilization. All of our primary care physicians and approximately 39% of our specialist physicians receive sub-capitation payments, which represent approximately 53% of our medical costs. The remaining 47% of our medical costs consist of pre-authorized procedures referred to our contracted providers at discounted fee-for-service rates and emergency room services provided by non-contracted providers.

Our Market

We operate our business in Southern California where we believe market dynamics will favorably impact our growth. There is a shortage of hospital beds in Los Angeles County, with fewer than 100 hospitals to serve approximately ten million people across 4,000 square miles. According to a recent report from the Hospital Association of Southern California (“HASC”), Los Angeles County averages approximately one bed per 1,000 people, well below the national average of over three beds per 1,000 people. High hospital construction costs in Southern California have prevented meaningful increases in bed supply commensurate with demand.

Additionally, we expect demographic trends to further increase the supply-demand imbalance for hospital services. California anticipates unprecedented growth in its senior population as the baby boom generation ages and life expectancy continues to increase. California’s senior population is projected to more than double between 2000 and 2030, growing to approximately 8.8 million, according to a recent report from the California HealthCare Foundation. Because of these demographic trends and shortage of hospital beds in our local markets, we believe we are well-positioned to benefit organically from the increased demand for our services.

Closures of competitor hospitals have further added to the hospital bed shortage. Over the past ten years, 14 hospitals in Los Angeles County have closed, mostly because of their inefficient cost structure. HASC reported recently that it expects this trend to continue. Also, the Southern California hospital market is highly fragmented, with approximately 60 different ownership entities. The fragmented and decreasing number of hospitals in our market will facilitate our acquisition strategy, as more of our competitor hospitals become available for acquisition.

Our Competitive Strengths

We believe the following competitive strengths will enable us to continue to successfully grow our business and increase our profitability:

Highly-Efficient, Quality Healthcare Provider

We have been able to achieve a highly-efficient cost structure which allows us to maintain profitability across all payors. Working cooperatively and collaboratively with the physicians in our IPAs, our operating model is designed to improve quality patient care while driving efficiency. We continuously monitor our cost trends and operating performance in order to improve our business. Our cost structure enables us to service patients that other providers cannot serve profitably. Our operating model allows us to be well-positioned for the future, as we believe the most cost-efficient providers will be the ones who benefit in this rapidly changing economic and regulatory environment.

Proven Financial Performance

We have established a track record of improving the performance of our operations. Despite the challenging economic and regulatory environments over the past year, our disciplined approach to growth and our focus on cash flow generation has led to strong and improved financial performance, including strong revenue growth, improved EBITDA and operating cash flow margins, reduction of leverage ratios and reduction of bad debt expense in our hospital services segment.

Strong Local Market Positions

Our community hospitals maintain leading positions in the markets that they serve, as reflected in their high occupancy rates. We believe our Brotman facility can achieve a comparable market position as we complete our planned strategic transformation. Our IPAs collectively have a strong position in their respective markets. We believe we are well-positioned to benefit from the increasing supply-demand imbalance created by favorable demographic trends in California.

Diversified and Stable Revenue Base and Payor Mix

The diversification of our business across hospital and IPA segments mitigates our business risk and the impact of seasonality of our individual business segments. We also have longstanding relationships with our health plan customers, achieving a 100% success rate in renewing desired contracts. Our healthcare delivery model is compelling to health plans as they increasingly seek to partner with organizations that can provide a hospital-physician solution. Our business mix also reduces our exposure to any single reimbursement source. For the twelve months ended March 31, 2009 on a pro forma basis, we received 92% of our total revenues from government sources and 8% from non-government payors.

Strong Management Team with Significant Equity Ownership

We have a strong management team comprised of seasoned operating, marketing, contracting, financial, and administration executives. Leading the implementation of our operating model has been Sam Lee, our Chairman of the Board and Chief Executive Officer. Previously, Mr. Lee served as President of Alta, where he, along with Alta’s hospital management team, managed the turnaround of

Alta beginning in 2002. Mr. Lee’s background also includes healthcare and technology related private equity investment management, operational leadership, entrepreneurship, mergers and acquisitions and leveraged financing for various corporations.

Our senior management team operates as a cohesive, complementary group that uses a data-driven approach to execute our objectives. Additionally, the senior management team has extensive experience in acquiring and integrating medical groups and hospitals, which was instrumental to our growth. Members of our senior management team have on average approximately 20 years of experience in the healthcare industry. Our management team owns approximately 53% of our Company.

Our Business Strategy

Our objective is to operate as an entrepreneurial, efficient healthcare delivery system by coordinating hospital services and IPA networks.

Integrate Hospital Services and IPA Networks

We seek to generate organic growth primarily through the integration of our IPA and Hospital Services segments. Specifically, we have undertaken the following initiatives:

•                  utilizing our existing community hospitals to facilitate referrals to Brotman;

•                  consolidating the back-office operations and management of our existing IPA networks to reduce administrative costs and enhance negotiations with HMOs and physicians; and

•                  integrating IPA and Hospital Services operations to:

•                  utilize our existing hospital-physician relationships to increase enrollment at our IPAs;

•                  use our existing IPA enrollment to drive business to our hospital facilities;

•                  leverage our existing IPA networks to enhance payor diversification for our hospitals; and

•                  expand HMO contracts by offering a combined hospital-physician provider solution.

Additionally, we plan to expand our physician networks into areas where we have hospitals and seek hospital acquisition opportunities in areas where we have physician networks. The HMOs with which we contract have increasingly expressed their desires for their managed care partners to provide them with a combined hospital-physician solution.

Enhance Operating Efficiencies

We seek to use our operating efficiencies to provide an advantage by enabling us to service patients that other providers cannot serve profitably. We monitor our cost trends, operating performance and the regulatory environment in our existing markets to drive operating efficiencies, such as the optimization of staffing and utilization levels. These efficiencies allow us to strengthen our financial performance while improving the services we provide to our patients, physicians and health plan partners, as well as provide us greater flexibility to adapt to regulatory changes.

Complete the Transformation of Brotman

We believe that our acquisition of a controlling stake in Brotman will allow us to use our proven operating model to drive efficiencies, as well as add new payors, improve reimbursement from existing payors and recruit new physicians to the medical staff. We will continue the implementation of our cost efficiency initiatives, which we expect will improve Brotman’s operating results. We will also continue to recruit physicians for our surgical and cardiology groups as well as in primary care, which we believe will create opportunities for both inpatient and outpatient growth. In addition, we are working to expand Brotman’s emergency room services to better serve its strategic geographic location and facilitate admissions into the hospital.

Grow Through Strategic Acquisitions

We intend to continue a strategy of growth through select strategic acquisitions of hospitals. We will seek hospital acquisition candidates that we believe are not currently achieving their potential in attractive service areas in which our operating model can be applied. Additionally, we expect the number of potential acquisition candidates to increase given the fragmented ownership within the hospital market and the increasing number of hospital closures resulting from inefficient operations and high cost structures.

Existing Credit Facility

On August 8, 2007, in connection with the closing of the Alta acquisition, we obtained an aggregate $155 million syndicated senior secured credit facility which was comprised of a first-lien facility and second-lien facility (the “Existing Credit Facility”). The Existing Credit Facility is subject to certain financial and administrative covenants, cross default provisions and other conditions. In addition, we agreed pursuant to an amendment to the Existing Credit Facility to attempt to sell certain facilities and use the proceeds to pay down a portion of the debt outstanding under the Existing Credit Facility.

Since the inception of the Existing Credit Facility, we have made all scheduled payments of principal and interest under the Existing Credit Facility. Although we met all debt service requirements timely, we have received written notices from the administrative agent for the Existing Credit Facility regarding certain alleged non-monetary events of default. On March 19, 2009, we received written notices that the Existing Credit Facility’s lenders deemed us in default of a credit facility requirement regarding the required sale of the ProMed Entities by a specified date. In connection with the alleged default related to the contemplated sale of the ProMed Entities, the lenders have elected to begin charging default interest (additional 2.0% per annum). Additionally, on April 17, 2009, we received written notices of an alleged event of default related to our increased ownership interest in Brotman. While we continued to strongly dispute the lenders’ characterization of such matters, the parties engaged in discussions that led to the amendments discussed below.

On June 30, 2009, we entered into amendments to our Existing Credit Facility pursuant to which, among other things, the lenders agreed to waive certain alleged events of default and covenants and revise certain financial covenants and other provisions of the Existing Credit Facility. The amendments provide for the waiver of any existing event of default related to the fact that the ProMed Entities were not sold by a specified date or related to our increased ownership in Brotman. In addition, pursuant to the amendments, all borrowings under the Existing Credit Facility have ceased incurring interest at default rates and are now accruing interest at the base rate set forth in the Existing Credit Facility. The amendments provide that we must refinance the Existing Credit Facility no later than October 31, 2009. Failure to complete a refinancing by such date will be deemed an immediate event of default and we will be required to prepay $5.0 million to the lenders and the lenders will have the right to exercise certain other rights and remedies under the Existing Credit Facility. In connection with these amendments, we also entered into an amendment and waiver related to our interest rate swap agreements which provide that the alleged events of default under the Existing Credit Facility will not trigger an event of default under the swap agreements.

New Revolving Credit Facility

On June 30, 2009, we obtained a commitment from Royal Bank of Canada for a three-year, up to $15.0 million revolving senior secured credit facility. The interest rate per annum applicable to loans under the new senior secured credit facility will be, at our option, either (i) LIBOR plus a margin to be agreed (but subject to a LIBOR floor of 2.0% per annum) or (ii) an alternate base rate, which will be the higher of the administrative agent’s prime rate, the federal funds rate plus 0.50%, and the 1-month LIBOR rate plus 1.00%, plus in each case, a margin to be agreed. The availability of the credit will be subject to a borrowing base based upon an agreed percentage of eligible receivables. The revolving credit facility is expected to close substantially concurrently with the issuance of the notes.

The new senior secured credit facility will be secured by the same assets securing the notes. The security interest in all of the collateral (other than accounts receivable and proceeds thereof) will be shared pari passu with the holders of the notes. The accounts receivable and the proceeds thereof will secure the new credit facility on a first-priority lien basis and the notes on a second-priority lien basis. The subsidiary guarantors will consist of all existing and future subsidiaries of the Company other than Brotman, Nuestra Familia Medical Group, Inc. (“Nuestra Familia”) and each immaterial subsidiary.

The new senior secured credit facility is expected to contain a number of customary covenants as well as covenants requiring us to maintain a fixed charge coverage ratio and a leverage ratio.

Corporate Information

Prospect Medical Holdings, Inc. is a Delaware corporation. Our principal executive offices are located at 10780 Santa Monica Blvd., Suite 400, Los Angeles, CA 90025. Our telephone number is (310) 943-4500. Our web site address is www.prospectmedicalholdings.com. The information on our website is not part of this offering memorandum.

Summary Historical and Pro Forma Consolidated Financial Information

The historical financial information presented below for the years ended September 30, 2006, 2007 and 2008 has been derived from our audited consolidated financial statements. The historical financial information for the six months ended March 31, 2008 and 2009 has been derived from our unaudited financial statements. The pro forma financial information is unaudited and gives effect to the acquisition of our approximately 72% interest in Brotman as if such acquisition had occurred on the first day of the periods presented. The pro forma as adjusted balance sheet data information is unaudited and is further adjusted to give effect to the consummation of the offering of the notes and the application of the net proceeds thereof and the execution of our new senior secured credit facility. The financial information presented below should be read in conjunction with our consolidated financial statements and accompanying notes, management’s discussion and analysis of results of operation and financial condition, as well as the pro forma financial information and accompanying notes, all of which can be found herein or in publicly available documents, including those incorporated by reference herein.

	Historical					Pro Forma
							Six	Twelve
	Year Ended September 30,			Six Months Ended		Year Ended	Months Ended	Months Ended
	2008	2007		March 31,		September 30,	March 31,	March 31,
	(1)(2)(3)	(1)(2)(3)	2006(3)	2009	2008(3)	2008(3)	2009	2009(3)
				(unaudited)		(unaudited)
	($ in thousands, except ratios and Other Operating Data)
Statement of Operations Data:
Revenues:
Managed care revenues	$202,844	$146,976	$118,375	$96,290	$101,250	$200,086	$94,454	$195,455
Net hospital services revenues	126,692	15,583	—	73,230	59,682	246,676	131,626	262,292
Total revenues:	329,536	162,559	118,375	169,520	160,932	446,762	226,080	457,747
Operating expenses:
Managed care cost of revenues	158,907	119,657	85,434	74,567	81,476	158,907	74,567	151,999
Hospital services operating expenses	84,353	10,699	—	45,003	38,968	185,989	97,729	208,765
General and administrative	57,399	31,897	24,466	25,765	26,935	67,531	28,845	52,623
Depreciation and amortization	7,789	2,997	1,310	3,589	3,808	9,446	4,259	9,030
Impairment of goodwill and intangibles	—	27,512	—	—	—	—	—	—
Total operating expenses:	308,448	192,762	111,210	148,924	151,187	421,873	205,400	422,417
Operating income from unconsolidated joint venture	2,563	2,664	1,400	947	1,169	2,563	947	2,341
Operating income (loss)	23,651	(27,539)	8,565	21,543	10,914	27,452	21,627	37,671
Other (income) expense:
Investment income	(616)	(1,097)	(928)	(68)	(443)	(647)	(78)	(258)
Interest expense and amortization of deferred financing costs	22,341	5,049	1,223	12,714	9,493	25,203	13,966	28,521
(Gain) loss in value of interest rate swap arrangements	(3,096)	869	—	8,713	877	(3,096)	8,713	4,741
Loss on debt extinguishment	8,308	—	—	—	—	8,308	—	8,308
Total other expense, net	26,937	4,821	295	21,359	9,927	29,768	22,601	41,312
Income (loss) from continuing operations before income taxes	(3,286)	(32,360)	8,270	184	987	(2,316)	(974)	(3,641)
Provision (benefit) for income taxes	(1,326)	(8,913)	3,260	76	356	(1,326)	186	(1,496)
Income (loss) from continuing operations before minority interest	(1,960)	(23,447)	5,010	108	631	(990)	(1,160)	(2,145)
Minority interest	1	10	16	4	8	1	4	(3)
Income (loss) from continuing operations	(1,961)	(23,457)	4,994	104	623	(991)	(1,164)	(2,142)
Income (loss) from discontinued operations, net of tax	6,169	(10,020)	(104)	—	(392)	6,169	—	6,561
Net income (loss) before preferred dividend	4,208	(33,477)	4,890	104	231	5,178	(1,164)	4,419
Dividends to preferred stockholders	(6,760)	(1,122)	—	—	(3,865)	(6,760)	—	—
Net income (loss) attributable to common stockholders	$(2,552)	$(34,599)	$4,890	$104	$(3,634)	$(1,582)	$(1,164)	$4,419

	Historical					Pro Forma
							Six	Twelve
	Year Ended September 30,			Six Months Ended		Year Ended	Months Ended	Months Ended
	2008	2007		March 31,		September 30,	March 31,	March 31,
	(1)(2)(3)	(1)(2)(3)	2006(3)	2009	2008(3)	2008(3)	2009	2009(3)
				(unaudited)		(unaudited)
	($ in thousands, except ratios and Other Operating Data)
Statement of Cash Flow Data:
Cash flow provided by operating activities	$12,265	$6,825	$870	$5,048	$1,415
Cash flow provided by (used in) investing activities	$4,366	$(130,225)	$(6,863)	$(438)	$(936)
Cash flow provided by (used in) financing activities	$(5,143)	$128,871	$5,779	$(6,660)	$1,279
Other Financial Data:
EBITDA (4)	$31,440	$(24,542)	$9,875	$25,132	$14,722	$36,898	$25,886	$46,701
Adjusted EBITDA (5)(6)	$37,525	$3,787	$9,907	$26,126	$17,048	$42,983	$26,880	$51,454
Hospital services operating income	$25,572	$2,831	$—	$20,183	$13,113
IPA operating income (loss)	$13,173	$(24,135)	$13,471	$6,240	$4,206
Capital expenditures	$1,104	$916	$641	$437	$952
Other Operating Data:
Hospital occupancy rate for available beds	72.2%	62.1%	—	79.1%	68.9%
Hospital average length of patients’ stay (days)	5.5	4.8	—	5.9	5.3
Hospital net inpatient revenues per patient day	$1,348	$1,320	—	$1,448	$1,328
IPA medical loss ratio	78.3%	81.4%	72.2%	77.4%	80.6%
Days of revenue in accounts receivable	48.3	51.9	—	53.4	53.8

	As of March 31, 2009
	Actual	Pro Forma
	(unaudited)
	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$31,533	$30,533
Property, plant and equipment, net	$44,987	$68,524
Total assets	$295,436	$360,910
Total debt	$137,832	$165,633
Capital leases	$784	$1,536
Total shareholders’ equity	$73,937	$73,937

(1)   The balance sheet and operating results of the ProMed Entities have been included in the consolidated financial statements since their June 1, 2007 acquisition date.

(2)   The balance sheet and operating results of Alta have been included in the consolidated financial statements since its August 8, 2007 acquisition date.

(3)   The balance sheet and operating results of Sierra Medical Management, Inc. and its affiliates (the “AV Entities”), which were sold on August 1, 2008, have been excluded from the consolidated financial statements.

(4)   EBITDA is defined as net income (loss) attributable to common stockholders before interest, depreciation and amortization, dividends to preferred stockholders, income (loss) from discontinued operations (net of tax), minority interest, taxes, investment income, gain (loss) in value of interest rate swaps, and loss on debt extinguishment.

The following table reconciles net income (loss) to EBITDA for the periods presented:

	Historical					Pro Forma
							Six Months	Twelve Months
	Year Ended September 30,			Six Months Ended		Year Ended	Ended	Ended
	2008	2007		March 31,		September 30,	March 31,	March 31,
	(1)(2)(3)	(1)(2)(3)	2006(3)	2009	2008(3)	2008(3)	2009	2009(3)
				(unaudited)		(unaudited)
				($ in thousands)
Net income (loss) attributable to common stockholders	$(2,552)	$(34,599)	$4,890	$104	$(3,634)	$(1,582)	$(1,164)	$4,419
Add (subtract):
Interest expense and amortization of deferred financing costs	22,341	5,049	1,223	12,714	9,493	25,203	13,966	28,521
Depreciation and amortization	7,789	2,997	1,310	3,589	3,808	9,446	4,259	9,030
Dividends to preferred stockholders	6,760	1,122	—	—	3,865	6,760	—	—
Income (loss) from discontinued operations, net of tax	(6,169)	10,020	104	—	392	(6,169)	—	(6,561)
Minority interest	1	10	16	4	8	1	4	(3)
Provision (benefit) for income taxes	(1,326)	(8,913)	3,260	76	356	(1,326)	186	(1,496)
Investment income	(616)	(1,097)	(928)	(68)	(443)	(647)	(78)	(258)
(Gain) loss in value of interest rate swap arrangements	(3,096)	869	—	8,713	877	(3,096)	8,713	4,741
Loss on debt extinguishment	8,308	—	—	—	—	8,308	—	8,308
EBITDA	$31,440	$(24,542)	$9,875	$25,132	$14,722	$36,898	$25,886	$46,701

(5)   Adjusted EBITDA is defined as EBITDA before certain transaction expenses which are considered by management to be non-recurring, including certain charges for prior CEO severance, stock-based compensation, acquisition, accounting and restatement matters, special investigation costs, lender costs and fees, and goodwill impairment.

The following table reconciles EBITDA to Adjusted EBITDA for the periods presented:

	Historical						Pro Forma
							Six Months	Twelve Months
	Year Ended September 30,			Six Months		Year Ended	Ended	Ended
	2008	2007		Ended March 31,		September 30,	March 31,	March 31,
	(1)(2)(3)	(1)(2)(3)	2006(3)	2009	2008(3)	2008(3)	2009	2009(3)
				(unaudited)		(unaudited)
				($ in thousands)
EBITDA	$31,440	$(24,542)	$9,875	$25,132	$14,722	$36,898	$25,886	$46,701
Add (subtract):
Prior CEO severance	1,257	—	—	—	—	1,257	—	1,257
Stock-based compensation	1,444	509	32	582	58	1,444	582	1,968
Acquisition, accounting and restatement matters	406	308	—	—	406	406	—	—
Special investigation costs	1,228	—	—	—	1,204	1,228	—	24
Lender costs and fees	1,750	—	—	412	658	1,750	412	1,504
Goodwill impairment related to legacy IPA	—	27,512	—	—	—	—	—	—
Adjusted EBITDA (6)	$37,525	$3,787	$9,907	$26,126	$17,048	$42,983	$26,880	$51,454

(6)   Adjusted EBITDA does not include adjustments for certain legacy IPA costs.

RISK FACTORS

Your investment in the notes will involve certain risks. You should carefully consider the following factors and the other information included or incorporated by reference in this offering memorandum before making an investment in the notes.

Risks Related to Our Business

Medicare, Medi-Cal, other government-sponsored programs and private third-party payor cost containment efforts and reductions in reimbursement rates could reduce our hospital revenue and our cash flow.

For the six months ended March 31, 2009, our hospitals derived approximately 93% of their revenues from the Medicare and Medi-Cal programs. Changes in recent years in the Medicare and Medi-Cal programs, including both fee-for-service and managed care programs, have resulted in limitations on reimbursement and, in some cases, reduced levels of reimbursement for healthcare services. Payments from federal and state government programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, requirements for utilization review, and federal and state funding restrictions, all of which could materially increase or decrease program payments, as well as affect the cost of providing service to patients and the timing of payments to facilities. Future federal and state legislation may further reduce the payments we receive for our services.

The State of California has incurred budget deficits in the past few years. As a result, the state has enacted legislation designed to reduce its Medi-Cal expenditures. Last year, the state reduced Medi-Cal reimbursement for numerous services including hospital outpatient services, hospital sub-acute services, and distinct-part nursing services. In addition, payments to hospitals for inpatient services not furnished under Medi-Cal contracts were reduced. The inpatient reductions do not currently affect our hospitals because our hospitals all have contracts with the state to provide Medi-Cal inpatient services, but these reductions could affect our hospitals if any of our contracts are terminated. All of these reductions are being challenged in court by the state hospital association. The outcome of this litigation is uncertain. A temporary injunction has been issued prohibiting certain of the reductions from being implemented for services on and after April 6, 2009 due to the state’s failure to comply with federal Medicaid law. If the courts ultimately find that the rate reductions were lawful, our hospitals may be obligated to return to the state the additional amounts paid under the injunction and future Medi-Cal reimbursement could be reduced.

In addition, in order to balance its projected budget deficit, the State of California is considering various proposals designed to reduce its healthcare-related expenditures. Many of these proposals threaten to reduce our hospital revenue. The State of California has considered numerous proposals reducing Medi-Cal payments directly to private hospitals in the form of Disproportionate Share Hospital (“DSH”) payments or distressed hospital supplemental payments. In addition, the State of California has considered other proposals that may impact our hospitals’ revenues, including reductions in coverage and reimbursement relating to prescription drugs, AIDS services, family planning services and mental health community-based services, breast and cervical screening, non-emergency services for individuals without documentation status, dialysis and non-digestive nutrition services. The State of California has also considered the reduction of funding for counties to pay local hospitals for uncompensated care, the elimination of funding to Institutions of Mental Disease for ancillary health services not covered under the federal Medicaid program and restricting eligibility for or coverage under the Medi-Cal and Healthy Families programs or eliminating the Healthy Families program altogether. These proposals would increase the number of uninsured individuals or amount of non-covered services, potentially adversely affecting the revenues of our hospitals. In addition to these reductions, due to a state constitutional restriction prohibiting expenditures in a fiscal year absent a budget, the State of California is intending to delay payments for certain mental health treatment and rehabilitation services, which may affect cash flow and profitability at our hospital in Van Nuys. We do not currently anticipate that our other hospitals will be affected by delayed payments because federal law prohibits delays in payment by the State of California for hospital services furnished under Medicaid, but there can be no assurance that there will be funds available to make these payments or that there will be no payment delays for these services in the future. In addition, the State of California may consider other proposals that may reduce Medi-Cal or other state payments to hospitals.

We are unable to predict the effect of future state or federal healthcare funding policy changes on our operations. If the rates paid by governmental payors are reduced, if the scope of services covered by governmental payors is limited, or if we, or one or more of our hospitals, are excluded from participation in the Medicare or Medi-Cal program or any other government healthcare program, there could be a material adverse effect on our business, financial condition, results of operations and cash flows.

Employers have also passed more healthcare benefit costs on to employees to reduce the employers’ health insurance expense. This trend has caused the self-pay/deductible component of healthcare services to become more common. This payor shifting increases collection costs and reduces overall collections.

During the past several years, major purchasers of healthcare, such as federal and state governments, insurance companies and employers, have undertaken initiatives to revise payment methodologies and monitor healthcare costs. As part of their efforts to contain healthcare costs, purchasers increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk through prepaid capitation arrangements, often in exchange for exclusive or preferred participation in their benefit plans. We expect efforts to impose greater discounts and more stringent cost controls by government and other payors to continue, thereby reducing the payments we receive for our services. In addition, these payors have instituted policies and procedures to substantially reduce or limit the use of inpatient services. The trends may result in a reduction from historical levels in per patient revenue received by our hospitals and affiliated physician organizations.

In addition, President Obama has proposed measures intended to expand the number of citizens covered by health insurance and other changes within the healthcare system. The costs of implementing some of these proposals could be financed, in part, by reductions in the payments made to healthcare providers under Medicare, Medi-Cal, and other government programs. See “Future reforms in healthcare legislation and regulation could reduce our revenues and profitability,” below.

In our hospital segment, the continued growth of uninsured and underinsured patients or further deterioration in the collectibility of the accounts of such patients could harm our results of operations.

Like others in the hospital industry, we have experienced large provisions for bad debts, totaling $5.8 million or 4.5% of total net patient revenue for fiscal 2008, due to a growth in self-pay volume. Although we continue to seek ways of improving collection efforts and implementing appropriate payment plans for our services, if we experience growth in self-pay volume and revenue, our results of operations could be adversely affected. Further, our ability to improve collections for self-pay and other patients may be limited by statutory, regulatory and investigatory initiatives, including private lawsuits directed at hospital charges and collection practices for uninsured and underinsured patients. The principal collection risks for our accounts receivable include uninsured patient accounts and to patient accounts for which the primary insurance carrier has paid the amounts covered by the applicable agreement but patient responsibility amounts (e.g., deductibles, co-payments and other amounts not covered by insurance) remain outstanding. The amount of our provision for doubtful accounts is based upon our assessment of historical cash collections and accounts receivable write-offs, expected net collections, business and economic conditions, trends in federal, state and private employer healthcare coverage and other collection indicators. If we continue to experience significant levels of uninsured and underinsured patients, and bad debt expenses, our results of operations could be negatively impacted.

Because our hospitals are obligated to provide care in certain circumstances regardless of whether we will get paid for providing such care, if the number of uninsured patients treated at our hospitals increases, our results of operations may be harmed.

In accordance with our Code of Business Conduct and Ethics, as well as the Emergency Medical Treatment and Active Labor Act (“EMTALA”), we provide a medical screening examination to any individual who comes to our hospitals while in active labor and/or seeking medical treatment (whether or not such individual is eligible for insurance benefits and regardless of their ability to pay) to determine if such individual has an emergency medical condition. If it is determined that such person has an emergency medical condition, we provide further medical examination and treatment as is required in order to stabilize the patient’s medical condition, within the facility’s capability, or arrange for transfer of such individual to another medical facility in accordance with applicable law and the treating hospital’s written procedures. If the number of indigent and charity care patients with emergency medical conditions we treat increases significantly, our results of operations may be negatively impacted.

Decreases in the number of HMO enrollees using our IPA networks reduce our profitability and inhibit future growth.

During recent periods, the number of HMO enrollees using our physician networks has declined (exclusive of increases resulting from our acquisitions), and management currently anticipates that this trend will continue. The profitability and growth of our business depends largely on the number of HMO members who use our physician networks. We seek to maintain and increase the number of HMO enrollees using our physician networks by partnering with HMOs with which our affiliated physician organizations have contracts. If we are not successful, we may not be able to maintain or achieve profitability. For the years ended September 30, 2008 and 2007, the decrease in the number of HMO enrollees, within the continuing and discontinued legacy IPA segment, using our existing physician networks was 37,300 and 12,200, respectively. Estimated revenue reductions associated with the enrollment decreases for those periods were approximately $14,000,000 and $5,700,000, respectively. These fiscal year estimates assume that enrollment decreased ratably during the indicated periods and, as such, represent approximately 50% of the lost revenue that will be experienced in subsequent periods, when the enrollment decline is in effect for the whole period.

Substantially all of our IPA segment revenues are generated from contracts with a limited number of HMOs, and if we were to lose HMO contracts or to renew HMO contracts on less favorable terms, our revenues and profitability could be significantly reduced.

With the consolidation of HMOs, there are a limited number of HMOs doing business in California, which magnifies the risk of loss of any one HMO contract. The potential for risk is also magnified because HMO contracts generally have only a one-year term, may be terminated with cause upon short notice, and, upon renewal, are subject to annual negotiation of capitation rates, covered benefits and other terms and conditions.

We are particularly at risk with respect to the potential loss or renewal on less favorable terms of contracts that we have with five of these HMOs due to the concentration of revenue with these HMOs—United Healthcare, Blue Cross of California, Health Net of California, Blue Shield of California and InterValley Health Plan.

For the six months ended March 31, 2009, contracts with our five largest HMO clients accounted for approximately 78% of our enrollment, of which our contracts with United Healthcare, Health Net of California, Blue Cross of California, Blue Shield of California, and InterValley Health Plan accounted for approximately 20%, 14%, 15%, 12%, and 17%, respectively. During the six months ended March 31, 2009, our contracts with these five HMOs accounted for combined revenue of approximately $74,196,000, or 78% of our total capitation revenue. The loss of contracts with any one of these HMOs could significantly reduce our revenues and profitability.

We have one-year automatically renewable contracts with most contracted HMOs, including our largest HMO customers discussed above, whereby such contracts are automatically renewed, unless either party provides the other party with four to six months’ notice (prior to the expiration of the term) of such party’s intent not to renew. Under limited circumstances, the HMOs may immediately terminate the contracts for cause; otherwise, termination for cause requires one to three months’ prior written notice with an opportunity to cure. There can be no assurance that we will be able to renew any of these contracts or, if renewed, that they will contain terms favorable to us.

In our IPA segment, risk-sharing arrangements that our IPAs have with HMOs and hospitals could result in their costs exceeding the corresponding revenues, which could reduce or eliminate any shared risk profitability.

Most of our affiliated physician organizations’ agreements with HMOs and hospitals contain risk-sharing arrangements under which the affiliated physician organizations can earn additional compensation by coordinating the provision of quality, cost-effective healthcare to enrollees, but they may also be required to assume a portion of any loss sustained from these arrangements, thereby reducing our net income. Risk-sharing arrangements are based upon the cost of hospital services or other services for which our physician organizations are not capitated. The terms of the particular risk-sharing arrangement allocate responsibility to the respective parties when the cost of services exceeds the related revenue, which results in a “deficit,” or permit the parties to share in any “surplus” amounts when actual costs are less than the related revenue. The amount of non-capitated and hospital costs in any period could be affected by factors beyond our control, such as changes in treatment protocols, new technologies, longer lengths of stay by the patient and inflation. To the extent that such non-capitated and hospital costs are higher than anticipated, revenue may not be sufficient to cover the risk-sharing deficits they are responsible for, which could reduce our revenues and profitability. It is our experience that “deficit” amounts for hospital costs are applied to offset any future “surplus” amount we would otherwise be entitled to receive. We have historically not been required to reimburse the HMOs for any hospital cost deficit amounts. Most of our contracts with HMOs specifically provide that we will not have to reimburse the HMO for hospital cost deficit amounts.

HMOs often insist on withholding negotiated amounts from professional capitation payments, which the HMOs are permitted to retain, in order to cover our share of any risk-sharing deficits; and hospitals may demand cash settlements of risk-sharing deficits as a “quid pro quo” for joining in these arrangements. Net risk-pool deficits were approximately $3,141,000 and $470,000, for the fiscal years ended September 30, 2008 and 2007, respectively.

To date, we have not suffered significant losses due to hospital risk arrangements other than offsets (for deficit amounts) against any future surpluses we otherwise would have received. Whenever possible, we seek to contractually reduce or eliminate our affiliated physician organizations’ liability for risk-sharing deficits. Notwithstanding the foregoing, risk-sharing deficits could have a significant impact on our future profitability.

The operating results of our IPA segment could be adversely affected if our actual healthcare claims exceed our reserves.

At certain times in our history, we have not had adequate cash resources to retire one hundred percent of our incurred but not reported (“IBNR”) medical claims. As of September 30, 2007 and 2008 and March 31, 2009, we had sufficient cash to retire our estimated accrued medical claims and other healthcare costs payable of approximately $21,406,000, $20,480,000 and $19,374,000, respectively, in full.

Historically, we have been able to satisfy our claims payment obligations each month out of cash flows from operations and existing cash reserves. However, in the event that our revenues are substantially reduced due to a loss of a significant HMO contract or other factors, our cash flow may not be sufficient to pay off claims on a timely basis, or at all. If we are unable to pay claims timely we may be subject to HMO de-delegation wherein the HMO would take away our claims processing functions and perform the functions on our behalf, charging us a fee per enrollee, a requirement by the HMO to comply with a corrective action plan, and/or termination of the HMO contract, which could have a material adverse effect on our operations and results of operations.

We estimate the amount of our reserves for submitted claims and IBNR claims primarily using standard actuarial methodologies based upon historical data. The estimates for submitted claims and IBNR claims liabilities are made on an accrual basis, are continually reviewed and are adjusted in current operations as required. Given the uncertainties inherent in such estimates, the reserves could materially understate or overstate our actual liability for claims payable. Any increases to these prior estimates could adversely affect our results of operations in future periods.

In our IPA segment, we may be exposed to liability or fail to estimate IBNR claims accurately if we cannot process any increased volume of claims accurately and timely.

We have regulatory risk for the timely processing and payment of claims. If we are unable to handle increased claims volume, or if we are unable to pay claims timely we may become subject to an HMO corrective action plan or de-delegation until the problem is corrected, and/or termination of the HMO agreement, which could have a material adverse effect on our operations and profitability. In addition, if our claims processing system is unable to process claims accurately, the data we use for our IBNR estimates could be incomplete and our ability to accurately estimate claims liabilities and establish adequate reserves could be adversely affected.

The profitability of our IPA segment may be reduced or eliminated if we are not able to manage our healthcare costs effectively.

Our success depends in large part on our effective management of healthcare costs incurred by our affiliated physician organizations and controlling utilization of specialty and ancillary care, and by contracting with our independent physicians at competitive prices.

We attempt to control the healthcare costs of our HMO enrollees by emphasizing preventive care, entering into risk-sharing agreements with HMOs at hospitals that have favorable rate and utilization structures, and requiring prior authorization for specialist physician referrals. If we cannot maintain or improve our management of healthcare costs, our business, results of operations, financial condition, and ability to satisfy our obligations could be adversely affected.

Under all current HMO contracts, our affiliated physician organizations accept the financial risk for the provision of primary care and specialty physician services, and some ancillary healthcare services. If we are unable to negotiate favorable contract rates with providers of these services, or if our affiliated physician organizations are unable to effectively control the utilization of these services, our profitability would be negatively impacted. Our ability to manage healthcare costs is also diminished to the extent that we are unable to sub-capitate the specialists in our service areas at competitive rates. To the extent that our HMO enrollees require more frequent or extensive care, our operating margins may be reduced and the revenues derived from our capitation contracts may be insufficient to cover the costs of the services provided.

The revenue and profitability of our IPA segment could be significantly reduced and could also fluctuate significantly from period to period under Medicare’s Risk Adjusted payment methodology.

In calendar 2004, CMS began a four year phase-in of a revised compensation model for Medicare beneficiaries enrolled in Medicare Advantage plans. Previously, monthly capitation revenue was based primarily on age, sex and location.

The CMS revised payment model seeks to compensate Medicare Managed Care organizations based on the health status of each individual enrollee. Health plans/IPAs with enrollees that can be proven to require more care will receive higher compensation, and those with enrollees requiring less care will receive less. This is referred to by CMS as “Risk Adjustment.”

Increased numbers of office visits by members, and submission of encounter data is required in order to receive incremental revenue, or not lose revenue for any given member. This requires a great deal of continuous effort on our part, and cooperation on the part of our contracted physicians and HMO enrollees. We have not always been able to gain this cooperation from the contracted physicians and enrollees, or devote the resources necessary to obtain incremental Risk Adjustment revenue, or avoid having previously received revenue taken back from us.

Additionally, because of the time required by CMS to process all of the submitted encounter data from all participating entities, we typically do not find out until the latter part of the calendar year what adjustments will be made to our Medicare revenue for the prior year, at which time those adjustments to revenue, which have historically been significant, are recorded.

In fiscal 2008 and 2007, we received approximately $1.6 million and $1.5 million, respectively, in incremental Risk Adjustment revenue, which was recorded in the respective fiscal fourth quarter. This adjustment became known, and was recorded, in the fiscal fourth quarter, even though the majority of the adjustment related to earlier periods.

Given the deadlines for submitting data to CMS, and CMS’s processing time in order to calculate these Risk Adjustment revenue changes, we have no way of reliably estimating the impact of Risk Adjustment until such time as those adjustments are made known by CMS. As such, retroactive Risk Adjustments will be recorded each year in the quarter they become known, notwithstanding that a significant portion of those adjustments will relate to earlier periods. These adjustments will continue to be significant and could be materially more or less than our estimates.

The revenue and profitability of our IPA segment may be significantly reduced or eliminated if management is unable to successfully execute our turnaround plan to improve the operating results of our legacy IPA segment.

During fiscal 2008 and 2007, we reported operating losses in our legacy IPA (non-ProMed) segment. In the fourth quarter of fiscal 2007, we recorded a non-cash impairment charge of approximately $27.5 million to write off goodwill and intangibles within the continuing legacy IPA segment, which resulted in overall losses in our core operations. During the six months ended March 31, 2009, we reported operating income in our legacy IPA segment of approximately $264,000.

We have developed a turnaround plan to restore profitability, increase efficiency and reduce operating costs of the legacy IPA segment. This includes measures to help retain and, if possible, increase enrollment, increase health plan reimbursements and reduce medical costs. Turnaround efforts related to our legacy operations and the successful integration of recently acquired subsidiaries have required and will continue to require significant investment and management attention. If we are unable to successfully execute our turnaround plan to improve the operating results of our legacy IPA segment, our revenue and profitability may be significantly reduced or eliminated.

An increasing portion of our IPA revenue is “at risk” and difficult to project, which increases uncertainty regarding future revenues, cash flow projections, and profitability.

Historically, our IPA revenue has primarily consisted of contractually guaranteed capitation revenue from HMOs based on a fixed per-member-per-month rate. In recent years, new revenue sources including pay for performance, risk-sharing and risk adjustment have been added that will represent an increasingly significant portion of our total IPA revenue. The newly introduced revenue sources, and reimbursement methods are more difficult to project and have a much longer collection cycle. Pay for performance revenue is paid on an approximate one-year lag basis, and predicated on health plan funding being available as well as on the ability of the organization and its partner physicians to achieve certain criteria. These performance thresholds are typically in the areas of clinical measures, patient satisfaction, IT investment, encounter data submission and generic drug utilization. The ultimate receipt of pay for performance monies can vary with our relative performance in comparison to that of competitor medical groups and our ability to successfully modify physician behavior in these areas. Similarly, risk-sharing and risk adjustment revenues have more variability and volatility than capitated arrangements and can require a lengthy reconciliation and reimbursement process. As mentioned previously, incremental revenue generated by both sources involves not only our ability to control medical costs and influence provider and member behavior (i.e., office visits, encounter data submission, etc.), but also is contingent on certain other factors that are beyond our control.

Our profitability could be adversely affected by any changes that would reduce payments to HMOs under government-sponsored health care programs and recent changes affecting payments to non-contract hospitals under Medi-Cal Managed Care.

Although our affiliated physician organizations do not directly contract with CMS during the fiscal years ended September 30, 2008 and 2007, and for the six months ended March 31, 2009, our affiliated physician organizations received approximately $78,512,000, $49,771,000 and $42,681,000 or 34%, 38% and 45%, respectively, of capitation revenues from HMOs related to contracts with Medicare, Medi-Cal and other government-sponsored health care programs. Consequently, any change in the regulations, policies, practices, interpretations or statutes adversely affecting payments made to HMOs under these government-sponsored health care programs could reduce our profitability. As of June 26, 2009, the California Legislature had considered proposals to limit the scope of coverage under Medi-Cal mental health managed care to inpatient hospital and prescription drug services, which could potentially reduce revenues for our hospital in Van Nuys. Further, it is possible that there will be additional funding reductions in payments to Medi-Cal managed care plans in light of California’s budget crisis. A decline in enrollees in Medicare Advantage could also have a material adverse effect on our profitability.

The State of California enacted legislation in 2008 concerning the amount of payments to providers, including hospitals, for service furnished to Medi-Cal recipients enrolled in managed care plans with which the provider does not have a contract. Our hospitals furnish such services. Under the legislation, payments are limited to the regional average rate under Medi-Cal fee-for-service contracts for emergency services and 95% of this rate for post-stabilization services. These payment limits could adversely affect our hospitals’ revenue.

If any of our hospitals lose their Joint Commission accreditation, such hospitals could become ineligible to receive reimbursement under Medicare or Medi-Cal.

Our hospitals are accredited, meaning that they are properly licensed under appropriate state laws and regulations, certified under the Medicare program and accredited by the Joint Commission

(formerly known as the Joint Commission on Accreditation of Healthcare Organizations). The effect of maintaining accredited facilities is to allow such facilities to participate in the Medicare and Medi-Cal programs. We believe that all of our healthcare facilities are in material compliance with applicable federal, state, local and independent review body regulations and standards. However, should any of our healthcare facilities lose their accredited status and thereby lose certification under the Medicare or Medi-Cal programs, such facilities would be unable to receive reimbursement from either of those programs and our business could be harmed. Because the requirements for accreditation are subject to modification, it may be necessary for us to effect changes in our facilities, equipment, personnel and services in order to maintain accreditation. Such changes could be expensive and could harm our results of operations.

Controls designed to reduce inpatient services may reduce our hospital revenue.

Controls imposed by third party payors that are designed to reduce admissions and the average length of hospital stays, commonly referred to as “utilization management,” have affected and are expected to continue to affect results for our hospital facilities. Utilization management reviews entail an evaluation of a patient’s admission and course of treatment by healthcare payors. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively impacted by payor-required pre-admission authorization, utilization reviews and payor pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Efforts to impose more stringent cost controls are expected to continue. Although we cannot predict the effect these changes will have on our operations, limitations on the scope of services for which we are reimbursed and/or downward pressure on reimbursement rates and fees as a result of increasing utilization management efforts by payors could have a material adverse effect on our business, financial position and results of operations.

Relocation of the Brotman emergency room facility in connection with the JHA option will require significant capital and may disrupt operations.

As part of the bankruptcy plan of reorganization for Brotman, replacement financing was secured from JHA West 16, LLC and JHA East 7 LLC, affiliates of the Los Angeles Jewish Home for the Aging (collectively, “JHA”), and exit financing was secured through Gemino Healthcare Finance, LLC (“Gemino”). The JHA transaction was comprised of two term debt components, a $16.0 million tranche secured by assets on the west side of the Brotman campus commonly referred to as “Delmas West” and a $6.25 million tranche on the main hospital pavilion on the east side of the property. The $16.0 tranche contains an option for JHA to acquire the Delmas West parcel, where JHA plans to construct a senior living facility, for a purchase price equal to the outstanding debt within 24 months of the effective date of the bankruptcy. In connection with JHA’s exercise of its option to purchase the Delmas West parcel, Brotman will have to relocate its emergency room facilities and other related ancillary services to the main hospital pavilion on the east side of the property. Such relocation could take up to three years, require a significant amount of capital and disrupt operations during periods of construction.

Hospital operations are capital intensive and could prove to be a drain on cash.

Operating a hospital requires a significant continual investment in capital assets, particularly in hospital machinery and equipment. Due to obsolescence and heavy usage, hospital capital assets may require more frequent replacement, and at a higher cost relative to that in an IPA. With additional acquisitions of hospitals, the capital investment required to maintain hospital operations at an optimal level could be significant.

Additionally, according to the California Hospital Association, 1,022 hospitals statewide would have to be upgraded by the year 2013 to comply with seismic retrofitting guidelines established by legislation enacted in the 1990s. Hollywood Community Hospital is required to meet applicable compliance standards by January 1, 2013 and Norwalk Community Hospital is required to meet applicable compliance standards by January 1, 2030. We have applied for a HAZARDS U.S. (“HAZUS”) re-evaluation of the seismic risk for Los Angeles Community Hospital and Brotman. Our Van Nuys Community Hospital is exempt from the seismic retrofitting guidelines because psychiatric hospitals are exempt from seismic retrofitting. (See “Business Description—Health Care Regulation—California Seismic Standards”). Further, Brotman’s relocation of the emergency room facility in connection with JHA’s exercise of the purchase option may negatively impact the HAZUS evaluation process as well as the related Office of Statewide Health Planning and Development (“OSHPD”) approval since Brotman will build new facilities in a building that may have seismic issues prior to HAZUS approval which may complicate the requirements of the approval process. Any upgrading costs we incur in order to comply with seismic retrofitting guidelines for our hospitals may be significant.

If we do not continually enhance our hospitals with the most recent technological advances in diagnostic and surgical equipment, our ability to maintain and expand our markets will be adversely affected.

Technological advances are continually being made regarding computer-assisted tomography scanners, magnetic resonance imaging equipment, positron emission tomography scanners and other similar equipment. In order to effectively compete, we must continually assess our equipment needs and upgrade when technological advances occur. If our hospitals do not invest significantly and stay abreast of technological advances in the healthcare industry, patients may seek treatment from other providers and physicians may refer their patients to alternate sources.

If we are unable to identify suitable acquisition candidates or to negotiate or complete acquisitions on favorable terms, our prospects for growth could be limited. In addition, we may not realize the anticipated benefits of any acquisitions that we are able to complete.

Part of our business strategy is to grow through potential acquisitions in order to achieve economies of scale. Although we are regularly in discussions with potential acquisition candidates, it may be difficult to identify suitable acquisition candidates and to negotiate satisfactory terms with them. If we are unable to identify suitable acquisition candidates at favorable prices, our ability to grow by acquisition could be limited.

In addition, to the extent we are successful in identifying suitable acquisition candidates and making acquisitions, these acquisitions involve a number of risks, including:

•                  we may find that the acquired company or assets do not further our business strategy, or that we overpaid for the company or assets, or that industry or economic conditions change, all of which may generate a future impairment charge;

•                  we may have difficulty integrating the operations and personnel of the acquired business and may have difficulty retaining the key personnel of the acquired business;

•                  we may have difficulty incorporating the acquired services with our existing services;

•                  there may be customer confusion where our services overlap with those that we acquire;

•                  our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically and culturally diverse locations;

•                  we may have difficulty maintaining uniform standards, controls, procedures and policies across locations;

•                  we may acquire companies that have material liabilities, including, among other things, for the failure to comply with healthcare laws and regulations;

•                  the acquisition may result in litigation from terminated employees or third parties;

•                  we may experience significant problems or liabilities associated with service quality, technology and legal contingencies;

•                  we may spend considerable amounts of money (legal, accounting, diligence, etc.) in seeking an acquisition candidate and never complete the acquisition; and

•                  acquisition candidate letters of intent may have large break-up fees that we could be liable for in the event we sign a letter of intent and do not complete the transaction.

In particular, our strategy for growth includes strategic acquisitions of hospitals. However, even if we are successful in completing further acquisitions, it may not be possible to integrate their operations into our operations or it may be difficult and time consuming to integrate the acquired hospitals’ management services, information systems, billing and collection systems, finance department, medical records, and other key administrative functions, while at the same time managing a larger entity with a differing history, business model and culture. Management may be required to develop working relationships with providers and vendors with whom they have had no previous business experience. Management also may not be able to obtain the necessary economies of scale. Integration of acquired entities is vital for us to be able to operate effectively and to control variable (staffing) and fixed costs. If we are not successful in integrating acquired operations on a timely basis, or at all, our business could be disrupted and we may not be able to realize the anticipated benefits of our acquisitions, including cost savings. There may be substantial unanticipated costs associated with acquisition and integration activities, any of which could result in significant one-time or on-going charges to earnings or otherwise adversely affect our operating results.

We may not be able to make future acquisitions without obtaining additional financing.

To finance any acquisitions, we may, from time to time, issue additional equity securities or incur additional debt. A greater amount of debt or additional equity financing could be required to the extent that our common stock fails to achieve or to maintain a market value sufficient to warrant its use in future acquisitions, or to the extent that acquisition targets are unwilling to accept common stock in exchange for their businesses. Our ability to incur additional debt will be restricted by our new senior secured credit facility and the indenture governing the notes. Even if we were permitted to incur additional debt or determine to sell equity, we may not be able to obtain additional required capital on acceptable terms, if at all, which would limit our plans for growth. In addition, any capital we may be able to raise could result in increased leverage on our balance sheet, additional interest and financing expense, and decreased operating income.

The acquisition of hospitals and subsequent integration with our IPA business may prove to be difficult and may outweigh the anticipated benefits of a hospital-IPA combination.

Our core business has historically been that of a healthcare management services company that manages independent physician associations that provide healthcare services to HMO enrollees. Until recently we have experienced profitable growth by acquiring and consolidating IPAs, achieving economies of scale in reducing administrative costs and improving the operating efficiency of acquired entities. In continuing to diversify acquisition targets beyond our IPA business, we will be facing a myriad of unique operational, financial and regulatory issues in a hospital environment that could prove to be a drain on existing resources, and be a significant distraction from other initiatives facing us. For instance, hospital revenue from Medicare, Medi-Cal and other third parties are tentative in nature and subject to audits by third-party fiscal intermediaries. In addition, acquiring, developing and integrating facilities may involve significant cash expenditures, expenses and unforeseen liabilities that could have a material adverse effect on our financial condition and results of operation. Finally, changing legislation on the funding and recognition of hospital revenues could negatively impact financial performance and cause earnings decreases. Moreover, in recent years Congress has enacted legislation DSH payments revisiting the program’s intent and methodologies for calculating payments to hospitals. There have recently been other initiatives proposed to reduce the overall funding of Medicare and Medi-Cal programs, coupled with increased regulation on the disbursement methodology for such funds. Unfavorable outcomes on such legislation could cause a reduction in revenues generated as compared to prior years.

Whenever we seek to make a hospital acquisition and the hospital has an HMO contract, the HMO could potentially refuse to consent to the transfer of its contract, and this could effectively stop the acquisition or potentially deprive us of the revenues associated with that HMO contract if we choose to complete the acquisition without the HMO’s consent.

Contracts with HMOs typically include provisions requiring the HMO to consent to the transfer of their contract before effecting any change in control of the healthcare provider party thereto. As a result, whenever we seek to make an acquisition, such acquisition may be conditioned upon the acquisition candidate’s ability to obtain such consent from the HMOs with which it has contracted. Therefore, an acquisition could be delayed while an HMO seeks to determine whether it will consent to the transfer. While in our experience the HMOs limit their review to satisfying their regulatory responsibility to ensure that, following the acquisition, the post-acquisition entity will meet certain financial and operational thresholds, the language in many of the HMO agreements give the HMO the ability to decline to give their consent if they simply do not want to do business with the acquiring entity. If an HMO is unwilling for any reason to give its consent, this could deter us from completing the acquisition, or, if we complete an acquisition without obtaining an HMO’s consent, we could lose the benefits associated with that HMO’s contract.

If we were to lose the services of Sam Lee or other key members of management, we might not be able to replace them in a timely manner with qualified personnel, which could disrupt our business and reduce our profitability and revenue growth.

Our success depends, in large part, on the skills, experience and efforts of our senior management team and on the efforts, ability and experience of key members of our local hospital management staffs, including our Chairman and Chief Executive Officer, Sam Lee, who is also Chief Executive Officer of Alta Hospitals System, LLC; our Chief Financial Officer, Mike Heather; our President of Alta Hospitals Subsidiary, David Topper; and Jeereddi Prasad, M.D., President of our ProMed Entities. In addition to these individuals, there are a number of other critical members of management whose loss would very negatively impact our operations. If for any reason we were to lose the services of any key member of management, we would need to find and recruit a qualified replacement quickly to avoid disrupting our business and reducing our profitability and revenue growth. We compete with other companies for executive talent, and it may not be possible for us to recruit a qualified candidate on a timely basis, or at all. The loss of the services of one or more members of our senior management team or of a significant portion of our local hospital management staffs could significantly weaken our management expertise and our ability to efficiently deliver healthcare services, which could harm our business.

Our hospitals face competition for medical support staff, including nurses, pharmacists, medical technicians and other personnel, which may increase our labor costs and harm our results of operations.

We are highly dependent on the efforts, abilities and experience of our medical support personnel, including our nurses, pharmacists and lab technicians. We compete with other healthcare providers in recruiting and retaining qualified hospital management, nurses and other medical personnel. Hospitals are experiencing a severe ongoing shortage of nursing professionals, a trend which we expect to continue for some time. If the supply of qualified nurses declines in the markets in which our hospitals operate, it may require us to enhance wages and benefits to recruit and retain nurses and other medical support personnel or require us to hire expensive temporary personnel, and may result in increased labor expenses and lower operating margins at those hospitals. California has regulatory requirements to maintain specified nurse- staffing levels. To the extent we cannot meet those levels of staffing, the healthcare services that we provide in these markets may be reduced. In addition, to the extent that a significant portion of our employee base unionizes, or attempts to unionize, our labor costs could increase. We cannot predict the degree to which we will be affected by union activity or the future availability or cost of attracting and retaining talented medical support staff. If our general labor and related expenses increase, we may not be able to raise our rates correspondingly. Our failure to either recruit and retain qualified hospital management, nurses and other medical support personnel or control our labor costs could harm the results of our operations.

The performance of our hospital business segment depends on our ability to recruit and retain quality physicians.

Physicians generally direct the majority of hospital admissions, and the success of our hospitals depends, therefore, in part on the number and quality of the physicians on the medical staffs of our hospitals, the admitting practices of those physicians and maintaining good relations with those physicians. Physicians are often not employees of the hospitals at which they practice and, in many of the markets that we serve, most physicians have admitting privileges at other hospitals in addition to our hospitals. Such physicians may terminate their affiliation with our hospitals at any time. If we are unable to provide adequate support, personnel or technologically advanced equipment and hospital facilities that meet the needs of those physicians, they may be discouraged from referring patients to our facilities, admissions may decrease and our operating performance may decline.

Our revenues and profits could be diminished if we lose the services of key primary care physicians.

Substantially all of our IPA revenues are derived from our affiliated physician organizations. Key primary care physicians with large patient enrollment could retire, become disabled, terminate their provider contracts, get lured away by a competing IPA, or otherwise become unable or unwilling to continue practicing medicine or contracting with our affiliated physician organizations. Enrollees who have been served by such physicians could choose to enroll with competitors’ physician organizations, reducing our revenues and profits. Moreover, we may not be able to attract new physicians into our affiliated physician organizations to replace the services of terminating physicians.

Physicians make hospital admitting decisions and decisions regarding the appropriate course of patient treatment, which, in turn, affect hospital revenue. Therefore, the success of our hospitals depends, in part, on the number and quality of the physicians on the medical staffs of our hospitals, the admitting practices of those physicians and our maintenance of good relations with those physicians. In many instances, physicians are not employees of our hospitals and, in a number of the markets that we serve, physicians have admitting privileges at other hospitals in addition to our hospitals. If we are unable to provide adequate support personnel or technologically advanced equipment and facilities that meet the needs of those physicians, they may be discouraged from referring patients to our facilities and our results of operations could be harmed.

Our ability to control labor and employee benefit costs could be hindered by continued acquisition activity.

As additional acquisitions are completed and our work force continues to grow, maintaining competitive salaries and employee benefits could prove to be cost prohibitive. The impact of inflation and the challenge of blending different benefit programs into our existing structure could lead to either a significant increase in compensation expense and reduced profitability, or a reduction in benefits with the potential outcomes of increased turnover and a reduced ability to attract quality employees.

We operate in a highly competitive market; increased competition could adversely affect our revenues.

A number of factors affect our HMO membership levels and patient census at our hospitals. The healthcare industry, including hospitals and IPAs, are highly competitive. In addition to the competition we face for acquisitions and physicians, we must also compete with other hospitals and healthcare providers for patients, which competition has continued to intensify in recent years. Our hospitals face competition from hospitals inside and outside of their primary service areas, including hospitals that operate newer facilities or provide more complex services. Patients in our primary service areas may travel to these other hospitals for a variety of reasons. These reasons include physician referrals or the need for services we do not offer. Patients who seek services from these other hospitals may subsequently shift their preferences to those hospitals for the services that we provide.

Some of the hospitals that compete with our hospitals are owned by government agencies or not-for-profit corporations. Tax-exempt competitors may have certain financial advantages not available to our facilities, such as endowments, charitable contributions, tax-exempt financing, and exemptions from sales, property and income taxes. In California some government hospitals are permitted by law to directly employ physicians while for-profit hospitals are prohibited from doing so. We also face increasing competition from physician-owned specialty hospitals and freestanding surgery, diagnostic and imaging centers for market share in high margin services and for quality physicians and personnel.

If competing healthcare providers are better able to attract patients, recruit and retain physicians, expand services or obtain favorable managed care and other contracts at their facilities, we may experience a decline in inpatient and outpatient volume levels. Our inability to compete effectively with other hospitals and other healthcare providers could cause local residents to use other hospitals. If our hospitals are not able to effectively attract patients, our business could be harmed.

In 2005, CMS began making public performance data relating to ten quality measures that hospitals submit in connection with their Medicare reimbursement. If any of our hospitals should achieve poor results (or results that are lower than our competitors) on these ten quality criteria, patient volumes could decline. In the future, other trends toward clinical transparency may have an unanticipated impact on our competitive position and patient volume.

The managed care industry is also highly competitive and is subject to continuing changes in the ways in which services are provided and providers are selected and paid. We are subject to significant competition with respect to physicians affiliating with our affiliated physician organizations. Some of our competitors have substantially greater financial, technical, managerial, marketing and other resources and experience than we do and, as a result, may compete more effectively than we can. Companies in other healthcare industry segments, some of which have financial and other resources greater than we do, may become competitors in providing similar services. We may not be able to continue to compete effectively in this industry. Additional competitors may enter our markets and this increased competition may have an adverse effect on our business, financial condition and results of operations.

Hospitals with union contracts could experience setbacks from unfavorable negotiations with union members.

Our Hollywood Community Hospital has a collective bargaining agreement with the Service Employees International Union (“SEIU”) involving a small portion of hospital staff. This agreement, which expires May 9, 2011, specifies employee benefits for those represented by the collective bargaining agreement, including compensation rates, hours of work, overtime, vacation, holiday, sick, and health and retirement benefits. Unsuccessful negotiations between hospital officials and union representatives could have an unfavorable impact on day-to-day operations of that hospital. In addition, approximately 80% of the employees of Brotman are part of a collective bargaining agreement with the SEIU or the California Nurses Association (“CNA”). Brotman’s existing agreements with both unions expire February 28, 2010. Unsuccessful negotiations between hospital officials and union representatives could have an unfavorable impact on day-to-day operations of that hospital and any increased costs that we are required to pay pursuant to a new collective bargaining agreement could materially and adversely affect our results of operations.

We may be required to obtain a Knox-Keene license or otherwise restructure our IPA segment if the assignable option agreement or our management services agreements with affiliated physician organizations are deemed invalid under California’s prohibition against the corporate practice of medicine.

State laws specify who may practice medicine and limit the scope of relationships, including management agreements and stock purchase agreements, between medical practitioners and other parties. Under these laws, lay companies, like us and our subsidiaries, are prohibited from practicing medicine, exercising control over the medical and business aspects of a medical practice and owning stock in a medical corporation, and may be prohibited from sharing in the profits of a medical practice.

While we exercise control over the ownership of the stock in our affiliated IPAs through an assignable option agreement, the option is not exercisable by us or by any non-professional organization, and neither we nor our subsidiaries directly own the stock in our affiliated IPAs. Rather, we have the right to designate the physician who will purchase the capital stock of our affiliated physician organizations. We and our subsidiaries do not employ physicians to provide medical services, exert control over medical decision-making or represent to the public that we offer medical services. Our subsidiaries have entered into management services agreements with our affiliated physician organizations pursuant to which the physician organizations reserve exclusive control and responsibility for all aspects of the practice of medicine and the delivery of medical services.

Nevertheless, it is possible that the California Medical Board, a different regulatory agency or a court could determine that the assignable option agreement, either independently or coupled with the management services agreements, confers impermissible control over the business and/or medical operations of the affiliated physician groups or their participating physicians, that the management fee results in profit sharing or that we are the beneficial owner of the IPAs’ stock in violation of the corporate practice of medicine doctrine. If there were a determination that the assignable option and/or management services agreements constituted a corporate practice of medicine violation, these arrangements could be deemed invalid, potentially resulting in a loss of our IPA revenues and we, as well as the shareholder nominee, could be subject to criminal or civil penalties or an injunction for practicing medicine without a license or aiding and abetting the unlicensed practice of medicine. This could also force a restructuring of our IPA management arrangements, including possible revisions of the management services agreements, which might include a modification of the management fee or elimination of any portion of the fee tied to IPA profits, and/or establishing an alternative structure, such as obtaining a Knox-Keene license which would permit us to operate a physician network without being subject to the corporate practice of medicine prohibition. There can be no assurance that such a restructuring would be feasible, or that it could be accomplished within a reasonable time frame without a material adverse effect on our operations and financial results.

If our assignable option agreement with our physician shareholder nominee of our affiliated physician organizations is deemed invalid under California or federal law, is terminated as a result of changes in California law or application of Financial Accounting Standards Board policies, it would impact our consolidation of our affiliated physician organizations and total revenues.

Our financial statements are consolidated and include the accounts of the Company and all majority owned subsidiaries and controlled entities under Emerging Issues Task Force No. 97-2, “Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements” and Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”. All adjustments considered necessary for a fair presentation of the results as of the date of, and for the interim periods presented, which consist solely of normal recurring adjustments, have been included. All significant inter-company balances and transactions have been eliminated in consolidation. In the event of a change in FASB interpretations, a determination by a regulatory agency or a court that the assignable option agreement or the Company’s management relationships with its affiliated IPAs are not valid or if there were a change in California or federal law, we may be forced to no longer consolidate the revenues of our affiliated physician organizations.

In the event our physician shareholder nominee under the assignable option agreement was to file a personal bankruptcy, we may need court approval to replace such physician nominee under such option agreement.

Under our assignable option agreement with our physician nominee, we can replace at any time our physician shareholder nominee for consideration of $1,000. In the event our physician shareholder nominee was to file a personal bankruptcy, we may need court approval to replace such physician nominee under such option agreement, which may require a significant amount of time, may require payment of an amount much greater than the normal consideration in such option agreement or may not be given by the bankruptcy court. To the extent we are unable to nominate the physician shareholder, we may lose a certain degree of control over our IPAs. In addition, in the event of the bankruptcy of the sole physician shareholder, holders of the notes could experience delays in recovering the value of the IPA-related collateral held by such physician shareholder or could lose the value of these assets entirely.

We are subject to extensive government regulation regarding the conduct of our operations. If we fail to comply with any existing or new regulations, we could suffer civil or criminal penalties or be required to make significant changes to our operations.

Failure to comply with federal and state regulations could result in substantial penalties and changes in business operations. Companies that provide healthcare services are required to comply with many highly complex laws and regulations at the federal, state and local levels, including, but not limited to, those relating to the adequacy of medical care, billing for services, patient privacy, equipment, personnel, operating policies and procedures and maintenance of records. We, along with our hospitals and our affiliated physician organizations, are subject to numerous federal and state statutes and regulations that are applicable to healthcare organizations and businesses generally, including the corporate practice of medicine prohibition, federal and state anti-kickback laws and federal and state laws regarding the use and disclosure of patient health information. If our business operations are found to be in violation of any of the laws and regulations to which we are subject, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines, and increased legal expenses, we may be required to make costly changes to our business operations, and we may be excluded from government reimbursement programs. The laws and regulations that our hospitals and affiliated physician organizations are subject to are complex and subject to varying interpretations. Any action against our hospitals or affiliated physician organizations for violation of these laws or regulations, even if we successfully defended against it, could cause us to incur significant legal expenses and divert management’s attention from the operation of our business. All of these consequences could have the effect of reducing our revenues, increasing our costs, decreasing our profitability and curtailing our growth. Although we believe that we are in compliance with all applicable laws and regulations, if we fail to comply with any such laws or regulations, we could suffer civil or criminal penalties, including the loss of licenses to operate our facilities. We could also become unable to participate in Medicare, Medi-Cal, and other federal and state healthcare programs that significantly contribute to our revenue.

Because many of the laws and regulations to which we are subject are relatively new or highly complex, in many cases we do not have the benefit of regulatory or judicial interpretation. In the future, it is possible that different interpretations or enforcement of such laws and regulations could require us to make changes in our facilities, equipment, personnel, services or capital expenditure programs.

Providers in the hospital industry have been the subject of federal and state investigations and we could become subject to such investigations in the future.

Significant media and public attention has been focused on the hospital industry due to ongoing investigations related to referrals, cost reporting and billing practices, laboratory and home healthcare services and physician ownership of joint ventures involving hospitals. Both federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts and the Office of the Inspector General of the U.S. Department of Health and Human Services and the U.S. Department of Justice have, from time to time, established enforcement initiatives that focus on specific areas of suspected fraud and abuse. Recent initiatives include a focus on hospital billing practices.

We closely monitor our billing and other hospital practices to maintain compliance with prevailing industry interpretations of applicable laws and regulations and we believe that our practices are consistent with current industry practices. However, government investigations could be initiated that are inconsistent with industry practices and prevailing interpretations of existing laws and regulations. In public statements, governmental authorities have taken positions on issues for which little official interpretation had been previously available. Some of those positions appear to be inconsistent with practices that have been common within the industry and, in some cases, have not yet been challenged. Moreover, some government investigations that were previously conducted under the civil provisions of federal law are now being conducted as criminal investigations under fraud and abuse laws.

We cannot predict whether we will be the subject of future governmental investigations or inquiries. Any determination that we have violated applicable laws or regulations or even a public announcement that we are being investigated for possible violations could harm our business.

The healthcare industry is subject to many laws and regulations designed to deter and prevent practices deemed by the government to be fraudulent or abusive.

Unless an exception applies, the portion of the Social Security Act commonly known as the “Stark law” prohibits physicians from referring Medicare or Medi-Cal patients to providers of enumerated “designated health services” with whom the physician or a member of the physician’s immediate family has an ownership interest or compensation arrangement. Such referrals are deemed to be “self referrals” due to the physician’s financial relationship with the entity providing the designated health services. Moreover, many states have adopted or are considering similar legislative proposals, some of which extend beyond the scope of the Stark law to prohibit the payment or receipt of remuneration for the prohibited referral of patients for designated healthcare services and physician self-referrals, regardless of the source of the payment for the patient’s care.

Companies in the hospital industry are subject to Medicare and Medi-Cal anti-fraud and abuse provisions, known as the “anti-kickback statute.” As a company in the hospital industry, we are subject to the anti-kickback statute, which prohibits some business practices and relationships related to items or services reimbursable under Medicare, Medi-Cal and other federal healthcare programs. For example, the anti-kickback statute prohibits hospitals from paying or receiving remuneration to induce or arrange for the referral of patients or purchase of items or services covered by a federal or state healthcare program. If regulatory authorities determine that any of our hospitals’ arrangements violate the anti-kickback statute, we could be subject to liabilities under the Social Security Act, including:

•                  criminal penalties

•                  civil monetary penalties; and/or

•                  exclusion from participation in Medicare, Medi-Cal or other federal healthcare programs, any of which could impair our ability to operate one or more of our hospitals profitably.

We systematically review all of our operations on an ongoing basis and believe that we are in compliance with the Stark law and similar state statutes. When evaluating strategic joint ventures or other collaborative relationships with physicians, we consider the scope and effect of these statutes and seek to structure the relationships in full compliance with their provisions. We also maintain a company-wide compliance program in order to monitor and promote our continued compliance with these and other statutory prohibitions and requirements. Nevertheless, if it is determined that certain of our practices or operations violate the Stark law or similar statutes, we could become subject to civil and criminal penalties, including exclusion from the Medicare or Medi-Cal programs and loss of government reimbursement. The imposition of any such penalties could harm our business.

We may be subjected to actions brought by the government under anti-fraud and abuse provisions or by individuals on the government’s behalf under the False Claims Act’s “qui tam” or whistleblower provisions.

Whistleblower provisions allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. Defendants found to be liable under the False Claims Act may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties ranging between $5,500 and $11,000 for each separate false claim.

There are many potential bases for liability under the False Claims Act. Liability often arises when an entity knowingly submits a false claim for reimbursement to the federal government. The False Claims Act defines the term “knowingly” broadly. Although simple negligence will not give rise to liability under the False Claims Act, submitting a claim with reckless disregard for its truth or falsity constitutes a “knowing” submission under the False Claims Act and, therefore, will give rise to liability. In some cases, whistleblowers or the federal government have taken the position that providers who allegedly have violated other statutes, such as the anti-kickback statute and the Stark law, have thereby submitted false claims under the False Claims Act. In addition, a number of states, including California, have adopted their own false claims provisions as well as their own whistleblower provisions whereby a private party may file a civil lawsuit in state court.

Although we intend and will endeavor to conduct our business in compliance with all applicable federal and state fraud and abuse laws, many of these laws are broadly worded and may be interpreted or applied in ways that cannot be predicted. Therefore, we cannot assure you that our arrangements or business practices will not be subject to government scrutiny or be found to be in compliance with applicable fraud and abuse laws.

We are required to comply with laws governing the transmission, security and privacy of health information that require significant compliance costs, and any failure to comply with these laws could result in material criminal and civil penalties.

The Health Insurance Portability and Accountability Act and the regulations promulgated thereunder (“HIPAA”) and California’s patient privacy laws require us to comply with standards regarding the exchange of health information and the security and privacy of patient medical information within our company and with third parties, such as healthcare providers, business associates and our members. To the extent that state laws impose stricter privacy standards than HIPAA privacy regulations, HIPAA does not preempt the state standards and laws. The California Medical Information Act, and other California laws contain stringent privacy and security protections, many of which are not preempted by HIPAA. In addition, the Health Information Technology for Economic and Clinical Health Act (“HITECH”) greatly enhanced HIPAA’s patient privacy and security obligations.

Given the complexity of the HIPAA, HITECH and California privacy restrictions, the possibility that the regulations may change, and the fact that the regulations are subject to changing and potentially conflicting interpretation, our ability to comply with the HIPAA, HITECH and California privacy requirements is uncertain and the costs of compliance are significant. Furthermore, California’s promulgation of stricter laws, and uncertainty regarding many aspects of California’s requirements, make compliance more difficult. To the extent that we submit electronic healthcare claims and payment transactions that do not comply with the electronic data transmission standards established under HIPAA and HITECH, payments to us may be delayed or denied. Additionally, the costs of complying with any changes to the HIPAA, HITECH and California privacy restrictions may have a negative impact on our operations. We could be subject to criminal penalties and civil sanctions for failing to comply with the HIPAA, HITECH and California privacy restrictions, which could result in the incurrence of significant monetary penalties.

Future reforms in healthcare legislation and regulation could reduce our revenues and profitability.

Although it is premature to speculate on specific legislation, President Obama supports multiple proposals for healthcare reform. The proposals include an expansion of health insurance coverage by (a) expanding the coverage of Medi-Cal and the State Children’s Health Insurance Program, (b) requiring that individuals have health insurance and (c) requiring that most employers offer health insurance coverage or contribute to the cost of such coverage. President Obama has also expressed a desire to provide small employers or individuals without access to other public programs or employer-based coverage with the ability to enroll in a new public plan, currently referred to as the “National Health Insurance Exchange.”

President Obama also intends to replace the current Medicare managed care system, Medicare Advantage, with a new system that sets reimbursement rates based on bids submitted on the open market. A significant percentage of our revenue is based on payments received from Medicare Advantage plans. As a result, any future changes to the Medicare Advantage program may significantly affect the amounts of payment we receive for services that our providers render and the number of Medicare enrollees that our affiliated IPAs serve. Changes to the current system also may increase our administrative costs, particularly during the transition from the current payment model to the new system.

Proposed healthcare reform to tie patient quality of care to hospital performance also may affect our receipt of payments. President Obama’s proposals include linking Medicare payments for acute in-patient hospital services to hospital performance. Current reform discussion indicates that hospital performance may be based on an unspecified number and type of quality measures. If adopted, these measures may decrease payments to our hospitals for services rendered. Additionally, our administrative costs likely will increase as result of any mandate to track and submit hospital performance measures to the federal government.

Additionally, President Obama’s reform proposals call for bundled payments to hospitals to cover the costs of treating patients during and immediately after their admission. These bundled payments will be reduced if the hospital experiences high re-admission rates. The adoption of these bundled payment proposals may negatively affect our receipt of payments for services rendered. Any requirements to submit hospital admission and re-admission rate data also may increase our administrative costs.

Numerous other legislative initiatives have been introduced or proposed in recent years that would also result in major changes in the healthcare delivery system on a national or a state level. Among the other proposals that have been introduced are California healthcare coverage for the uninsured and price controls on hospitals. Additionally, the State of California is considering a proposal to significantly change the Medi-Cal reimbursement system for hospitals. The proposal includes an exaction on hospitals that would be used to fund increases in Medi-Cal reimbursement to hospitals. While the exact methodology for the exaction and the increases in Medi-Cal reimbursement has not been determined, this proposal could result in lowered revenue at our hospitals. Further, the State of California is considering various other changes to the Medi-Cal program including seeking a federal waiver to implement widespread changes that could have a significant adverse effect on our hospital’s Medi-Cal revenue.

We cannot predict whether any of President Obama’s proposals, the other proposals listed above or any other proposals will be adopted and, if adopted, no assurances can be given that their implementation will not have a material adverse effect on our business, financial condition or results of operations. The costs of implementing some of these proposals could be financed, in part, by reductions in the payments made to healthcare providers under Medicare, Medi-Cal, and other government programs. Future legislation, regulations, interpretations, or other changes to the healthcare system could reduce our revenues and profitability.

Recently enacted legislation may require us to spend significant capital on an electronic health record system to benefit from Medicare financial incentives and avoid financial and other penalties.

President Obama’s desire to encourage the adoption of new health information technology has resulted in the enactment under HITECH of a system of incentives and disincentives for hospitals and non-hospital based physicians to purchase and use electronic health record technology. Beginning in 2011, HITECH provides a host of financial incentives and penalties to encourage Medicare-participating physicians and hospitals to move quickly toward adopting “certified” electronic health record (“EHR”) technology. Early-adopting eligible providers who become “meaningful” EHR users over the next two to three years will maximize their incentive payments under Medicare and Medicaid. Late-adopting providers who wait until after 2015 will have no opportunity to recoup costs associated with the mandated shift toward EHR. HITECH phases down incentive payments significantly starting in 2013, and no incentive payments will be made after 2016. It is possible that future participation in the Medicare and Medicaid programs may require meaningful use of certified EHR technology. Therefore, we may have to expend considerable money and administrative effort to implement EHR technology to receive HITECH’s Medicare incentive, avoid future penalties and, perhaps, even to continue to participate in the Medicare and Medicaid programs. Implementation of EHR is expensive, and there can be no assurance that the Company will have sufficient financial resources to implement a Medicare compliant EHR system in a timely manner in order to benefit from the financial incentives and avoid financial and other penalties.

If our affiliated physician organizations are not able to satisfy California Department of Managed Health Care financial solvency requirements, we could become subject to sanctions and our ability to do business in this segment in California could be limited or terminated.

The California Department of Managed Health Care (“DMHC”) has instituted financial solvency regulations. The regulations are intended to provide a formal mechanism for monitoring the financial solvency of capitated physician groups. Management believes that our affiliated physician organizations that are subject to these regulations will be able to comply with them. However, these regulations could limit our ability to use our cash resources to make future hospital acquisitions.

Under the regulations, our affiliated physician organizations are required to comply with specific criteria, including:

•                  Maintain, at all times, a minimum “cash-to-claims ratio” (where “cash-to-claims ratio” means the organization’s cash, marketable securities and certain qualified receivables, divided by the organization’s total unpaid claims liability.) The regulations require a cash-to-claims ratio of 0.75 beginning January 1, 2007.

•                  Submit periodic reports to the DMHC containing various data and attestations regarding performance and financial solvency, including IBNR (incurred but not reported) calculations and documentation, and attestations as to whether or not the organization was in compliance with the Knox-Keene Health Care Service Plan Act of 1975 (the “Knox-Keene Act”) requirements related to claims payment timeliness, had maintained positive tangible net equity (i.e., at least $1.00), and had maintained positive working capital (i.e., at least $1.00).

In a case where an organization is not in compliance with any of the above criteria, the organization would be required to describe in the report submitted to the DMHC the reasons for non-compliance and actions to be taken to bring the organization into compliance. Further, under these regulations, the DMHC will make public some of the information contained in the reports, including, but not limited to, whether or not a particular physician organization met each of the criteria. In the event our affiliated physician organizations are not able to meet certain of the financial solvency requirements, and fail to meet subsequent corrective action plans, we could be subject to sanction, or limitations on, or removal of, our ability to do business in this segment in California. Our affiliated physician organizations had a cash-to-claims ratio at March 31, 2009 of 1.60, and exceeded the requirement for $1.00 of tangible net equity and $1.00 of positive working capital.

Because our business is currently limited to the Southern California area, any reduction in our revenues and profitability from local economic, regulatory, environmental and other developments would not be offset by operations in other geographic areas.

To date, we have developed our business within only one geographic area to take advantage of economies of scale. Due to this concentration of business in a single geographic area, we are exposed to potential losses resulting from economic, regulatory, environmental and competition changes in Southern California. A natural disaster or other catastrophic event could affect us more significantly than other companies with less geographic concentration. Specifically, mudslides, earthquakes, wildfires and other natural disasters occur frequently in California. Potential damage and disruption in our facilities or employees’ homes located in California as a result of mudslides, earthquakes, wildfires or other natural disasters could be substantial. If we experience mudslides, earthquakes, wildfires or other natural disasters at any of our facilities or employees’ homes, our reputation and results of operations could be harmed due to financial losses to repair or rebuild our facilities or disruption to our customers or employees that could hurt our ability to effectively provide our services. Should any adverse economic, regulatory, environmental or other developments occur in Southern California, our business, financial condition, results of operation or cash flows could be materially adversely affected.

We may be unable to expand into some geographic areas, or may be unable to do so without incurring significant additional costs.

We are likely to incur additional costs if we enter states or other counties in California where we do not currently operate. Our rate of expansion into other geographic areas may also be inhibited by:

•                  our inability to develop a network of physicians, hospitals and other healthcare providers that meets our requirements, the requirements of the community and those of government regulators;

•                  competition for physicians and patients;

•                  the cost of providing healthcare services in those areas; and

•                  demographics and population density.

Accordingly, we may be unsuccessful in entering other metropolitan areas, counties or states.

Our overall business results may suffer from the recent economic downturn.

Recently, the U.S. economy has weakened significantly. Tightening credit markets, depressed consumer spending and higher unemployment rates continue to pressure many industries. During economic downturns, governmental entities often experience budgetary constraints as a result of increased costs and lower than expected tax collections. These budgetary constraints may result in decreased spending for health and human service programs, including Medicare, Medicaid and similar programs, which represent significant payor sources for our hospitals. Other risks we face from general economic weakness include potential declines in the population covered under managed care agreements, patient decisions to postpone or cancel elective and non-emergent healthcare procedures, potential increases in the uninsured and underinsured populations and further difficulties in our collecting patient co-payment and deductible receivables.

The consolidated financial statements have been prepared on a going concern basis.

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of obligations in the normal course of business. As of March 31, 2009, we had a working capital deficit of $126.2 million. On March 19, 2009, we received notices from our lenders asserting that we were in default of a requirement to sell certain assets by a specified date. Additionally, on April 17, 2009, we received notices from our lenders asserting that our April 14, 2009 increase in ownership of Brotman violated certain provisions of our Existing Credit Facility. Based on such notices of default, we classified all amounts due under the Existing Credit Facility as current, due on demand at March 31, 2009. Also, due to cross default provisions, the swap liability under our interest rate swap agreements was classified as current at March 31, 2009. Our lenders began assessing default interest (additional 2% per annum) effective with the first asserted event of default as of March 19, 2009. We contested the asserted events of default and engaged in discussions that led to amendments to the Existing Credit Facility. On June 30, 2009, we entered into amendments to our Existing Credit Facility pursuant to which, among other things, the lenders agreed to waive certain alleged events of default, including the alleged events of default specified above and agreed that all borrowings under the Existing Credit Facility would accrue interest at the base rate set forth in the Existing Credit Facility instead of at the default rates. In connection with these amendments, we also entered into an amendment and waiver related to our swap agreements which provide that the alleged events of default under the Existing Credit Facility will not trigger an event of default under the swap agreements. The amendments provide that we must refinance the Existing Credit Facility no later than October 31, 2009. There can be no assurance that we will be able to refinance our obligations under the Existing Credit Facility prior to October 31, 2009. If we are unable to obtain new financing prior to October 31, 2009, our lenders could require full repayment of the loans and settlement of the swap liability, which would negatively impact our liquidity, our ability to operate and raises substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We must evaluate the effectiveness of our disclosure controls and internal control over financial reporting on a periodic basis and publicly disclose the results of these evaluations and related matters.

Our management is required to periodically evaluate the effectiveness of our disclosure controls and procedures and our internal control over financial reporting. We are also required to disclose in our periodic reports with the SEC any changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. The rules governing the standards that must be met for management to assess the effectiveness of our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Compliance with these rules has resulted in increased expenses and the devotion of significant management resources.

Our evaluation of our disclosure controls and procedures may reveal material weaknesses in our internal control over financial reporting. If we identify a material weakness, we would be required to conclude that our internal control over financial reporting is ineffective and disclose this conclusion, which could harm our business.

We are required to upgrade and modify our management information systems to accommodate growth in our business and changes in technology and to satisfy new government regulations. As we seek to implement these changes, we may experience complications, delays and increasing costs, which could disrupt our business and reduce our profitability.

We have developed sophisticated management information systems that process and monitor patient case management and utilization of physician, hospital and ancillary services, claims receipt and claims payments, patient eligibility and other operational data required by management. These systems require ongoing modifications, improvements or replacements as we expand and as new technologies become available. We have a centralized business office (“CBO”) located in Bellflower, California to meet the management information systems needs of our four Alta hospitals. Although Brotman currently outsources all of its information technology and management information systems needs, we may integrate Brotman into our CBO which would require improvements or replacements to our existing systems if Brotman requires functionalities that are not available through our current systems. This transition may result in substantial cost and disrupt operations. Full integration of Brotman into our CBO may take up to 24 months, or it may not even be possible.

We may also be required to modify our management information systems in order to comply with new government regulations. For example, regulations adopted under HIPAA beginning in August 2000 have required us to begin complying with new electronic healthcare transactions and conduct standards, new uniform standards for data reporting, formatting and coding, and new standards for ensuring the privacy of individually identifiable health information. This required us to make significant changes to our management information systems, at substantial cost. Similar modifications, improvements and replacements may be required in the future at additional substantial cost and could disrupt our operations during periods of implementation. Moreover, implementation of such systems is subject to the availability of information technology and skilled personnel to assist us in creating and implementing the systems. The complications, delays and cost of implementing these changes could disrupt our business and reduce our profitability. In addition, any system failure that causes an interruption in service or availability of our systems could adversely affect operations or delay the collection of revenues.

We and our hospitals and affiliated physician organizations may become subject to claims of medical malpractice or HMO bad-faith liability claims for which our insurance coverage may not be adequate. Such claims could materially increase our costs and reduce our profitability.

In the ordinary course of business, we may be subject to medical malpractice lawsuits and other legal actions arising from our operations. These actions may involve large claims and significant defense costs. In an effort to resolve one or more of these matters, we may choose to negotiate a settlement. Amounts we pay to settle any of these matters may be material. To mitigate a portion of this risk, we maintain professional malpractice liability, general liability insurance coverage and managed care errors and omissions insurance for these potential claims in amounts above our self-insured retention level that we believe to be appropriate for our operations. However, some of these claims could exceed the scope of the coverage in effect, or coverage of particular claims could be denied. It is possible that successful claims against us that are within the self-insured retention level amounts, when considered in the aggregate, could have an adverse effect on our results of operations, cash flows, financial condition or liquidity. Furthermore, insurance coverage in the future may not continue to be available at a cost allowing us to maintain adequate levels of insurance with acceptable self-insured retention level amounts. Also, one or more of our insurance carriers may become insolvent and unable to fulfill its obligation to defend, pay or reimburse us when that obligation becomes due. In addition, physicians using our hospitals may be unable to obtain insurance on acceptable terms. Our subsidiary hospitals are subject to medical malpractice lawsuits, general liability lawsuits and other legal actions. We believe, based on our past experience and actuarial estimates, that our insurance coverage is sufficient to cover claims arising from the operations of our subsidiary hospitals. However, if payments for claims and related expenses exceed our estimates or if payments are required to be made by us that are not covered by insurance, our business could be harmed.

If our goodwill and intangible assets become impaired, the impaired portion has to be written off, which will materially reduce the value of our assets and reduce our net income for the year in which the write-off occurs.

As of September 30, 2007, we concluded that the goodwill and other intangible assets related to our pre-2006 acquisitions (i.e., excluding ProMed and Alta) were impaired, and recorded a write-off of $27,512,420 within the continuing legacy IPA segment. Following the 2007 acquisitions of ProMed and Alta, our intangible assets represent a substantial portion of our assets. As of March 31, 2009, goodwill totaled approximately $128,877,000 and other intangible assets totaled approximately $45,615,000 for a combined total of $174,493,000, representing approximately 59% of our total assets.

In June 2001, the Financial Accounting Standards Board issued two standards related to business combinations. The first statement, SFAS No. 141, “Business Combinations,” requires all business combinations after June 30, 2001 to be accounted for using the purchase method and prohibits the pooling-of-interest method of accounting. SFAS No. 141 also states that acquired intangible assets should be separately recognized upon meeting certain criteria. Such intangible assets include, but are not limited to, trade and service marks, non-compete agreements, customer lists and licenses.

The second statement, SFAS No. 142 “Goodwill and Other Intangible Assets,” requires, among other things, that the carrying value of goodwill and indefinite life intangible assets will be evaluated for impairment at least on an annual basis, or more frequently if certain indicators are encountered. A two-step impairment test is used to identify potential goodwill impairment and to measure the amount of goodwill impairment loss to be recognized (if any). The first step of the goodwill impairment test, which is used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, making the second step of the impairment test unnecessary.

A finding that the value of our goodwill and intangible assets has been impaired requires us to write off the impaired portion, which significantly reduces the value of our assets and reduces our net income for the year in which the write-off occurs. Prior to the fiscal 2007 write down, since we adopted SFAS No. 142 for our fiscal year ended September 30, 2002, no impairment had been found and no write-off had been required.

Our hospital revenues and volume trends may be adversely affected by certain factors over which we have no control, including weather conditions, severity of annual flu seasons and other factors.

Our hospital revenues and volume trends are dependent on many factors, including physicians’ clinical decisions and availability, payor programs shifting to a more outpatient-based environment, whether or not certain services are offered, seasonal and severe weather conditions, earthquakes, current local economic and demographic changes and the intensity and timing of yearly flu outbreaks. Any of these factors could have a material adverse effect on our revenues and volume trends, and none of these factors will be within the control of our management.

We also face other risks that could adversely affect our business, financial condition or results of operations, which include:

•                  any requirement to restate financial results in the event of inappropriate application of accounting principles;

•                  a significant failure of our internal control over financial reporting;

•                  failure of our prevention and control systems related to employee compliance with internal policies, including data security;

•                  failure to protect our proprietary information;

•                  failure of our corporate governance policies or procedures;

•                  failing various incurrence tests under our loan agreements which could impact our ability to make future acquisitions; and

•                  failing various maintenance covenants under our new senior secured credit facility would impact our working capital and inhibit our ability to make future acquisitions.

Health Care Regulation

General Regulatory Overview

Both our hospitals and affiliated physician organizations are subject to numerous federal and state statutes and regulations that are applicable to the management and provision of health care services and to business generally, as summarized below. The healthcare industry is required to comply with extensive government regulation at the federal, state, and local levels. Under these regulations, hospitals must meet requirements to be certified as hospitals and qualified to participate in government programs, including the Medicare and Medi-Cal programs. These requirements relate to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, hospital use, rate-setting, compliance with building codes, and environmental protection laws. There are also extensive regulations governing a hospital’s participation in these government programs. If we fail to comply with applicable laws and regulations, we can be subject to criminal penalties and civil sanctions, our hospitals can lose their licenses and we could lose our ability to participate in these government programs. In addition, government regulations may change. If that happens, we may have to make changes in our facilities, equipment, personnel, and services so that our hospitals remain certified as hospitals and qualified to participate in these programs. We believe that our hospitals and affiliated physician organizations are in substantial compliance with current federal, state, and local regulations and standards.

In addition to the regulations referenced above, our affiliated physician organization operations may also be affected by changes in ethical guidelines and operating standards of professional and trade associations such as the American Medical Association. Changes in existing ethical guidelines or professional organization standards, adverse judicial or administrative interpretations of such guidelines and standards, or enactment of new legislation could require us to make costly changes to our business that would reduce our profitability. Changes in health care legislation or government regulation may restrict our existing operations, limit the expansion of our business or impose additional compliance requirements and costs, any of which could have a material adverse effect on our business, financial condition, results of operations and the trading price of our stock.

Corporate Practice of Medicine and Professional Licensing

In California, lay entities are generally prohibited from exercising control over the medical or the business aspects of a professional practice, and may be prohibited from sharing the profits of a professional practice. The California Medical Board has taken the position that certain physician practice management agreements that confer too much control over a physician practice violate the prohibition against corporate practice of medicine. The California Medical Board has also taken the position in at least one case that an assignable option agreement, whereby a lay management company can assign to a nominee physician the right to purchase all of the shares of the managed medical group for a nominal price, violates the corporate practice of medicine prohibition. While there is no express provision in the California statutes prohibiting a lay entity from holding an option to purchase stock in a medical corporation, lay entities are prohibited from owning such stock and one court, in an unpublished opinion, has determined that such stock may not be beneficially owned by a lay entity.

State law also imposes licensing requirements on individual physicians and on some facilities operated by physicians. Federal and state laws regulate HMOs and other managed care organizations with which physician organizations may have contracts. Some states also require licensing of third-party administrators and collection agencies. This may affect our operations in states in which we may seek to do business in the future. Our ability to operate profitably will depend, in part, upon our ability and the ability of our affiliated physician organizations to obtain and maintain all necessary licenses and other approvals and operate in compliance with applicable health care laws and regulations, including any new laws and regulations or new interpretations of existing laws and regulations.

Anti-Kickback

Medicare and Medi-Cal anti-kickback and anti-fraud and abuse amendments codified under Section 1128B(b) of the Social Security Act (the “Anti-kickback Statute”) prohibit certain business practices and relationships that might affect the provision and cost of health care services payable under the Medicare and Medi-Cal programs and other government programs, including the payment or receipt of remuneration for the referral of patients whose care will be paid for by such programs. Sanctions for violating the Anti-kickback Statute include criminal and civil penalties, as well as fines and possible exclusion from government programs, such as Medicare and Medi-Cal. Many states have statutes similar to the federal Anti-kickback Statute, except that the state statutes usually apply to referrals for services reimbursed by all third-party payors, not just federal programs. In addition, it is a violation of the federal Civil Monetary Penalties Law to offer or transfer anything of value to Medicare or Medi-Cal beneficiaries that is likely to influence their decision to obtain covered goods or services from one provider of service over another. The federal government has also issued regulations that describe some of the conduct and business relationships that are permissible under the Anti-kickback Statute. These regulations are often referred to as the “Safe Harbor” regulations. The fact that certain conduct or a given business arrangement does not meet a Safe Harbor does not necessarily render the conduct or business arrangement illegal under the Anti-kickback Statute. Rather, such conduct and business arrangements risk increased scrutiny by government enforcement authorities and should be reviewed on a case-by-case basis.

There are several aspects of our hospitals’ relationships with third parties and our relationships with physicians to which the Anti-kickback Statute may be relevant. The government may construe some of the marketing and managed care contracting activities that we historically performed as arranging for the referral of patients to the physicians with whom we had a management agreement. The government may also construe some of the financial arrangements that our hospitals have historically had with physicians, marketers and other referral sources as payment for the referral or arranging for the referral of patients to our hospitals. As a result of our internal compliance review process, we have, from time to time, identified contract relationships we believed posed a risk to the Company, and in such cases, we have changed the payments, modified the terms or terminated these contracts. We believe our business activities are not in violation of the Anti-kickback Statute. Further, we believe that the business operations of our affiliated physician organizations do not involve the offer, payment, solicitation or receipt of remuneration to induce referrals of patients, because compensation arrangements between the physician organizations and the primary care physicians who make referrals are designed to discourage referrals to the extent they are medically unnecessary. These physicians are paid either on a sub-capitation or fee-for-service basis and do not receive any financial benefit from making referrals.

Noncompliance with, or violation of, the Anti-kickback Statute can result in exclusion from the Medicare and Medi-Cal programs and civil and criminal penalties. California also has a similar anti-kickback prohibition with similar penalties. Although we believe our activities to be in compliance, if we were found to be in violation of the anti-kickback legislation, we could suffer civil penalties, criminal fines, imprisonment or possible exclusion from participation in the reimbursement programs, which could reduce our revenues, increase our costs and decrease our profitability.

Self-Referral

Section 1877 of the Social Security Act (commonly referred to as the “Stark law”) generally restricts referrals by physicians of Medicare patients to entities with which the physician or an immediate family member has a financial relationship, unless one of several exceptions applies. The referral prohibition applies to a number of statutorily defined “designated health services,” such as clinical laboratory, physical therapy, radiology, and inpatient and outpatient hospital services. The exceptions to the referral prohibition cover a broad range of common financial relationships. These statutory, and the subsequent regulatory, exceptions are available to protect certain permitted employment relationships, leases, group practice arrangements, medical directorships, and other common relationships between physicians and providers of designated health services, such as hospitals. A violation of the Stark law may result in a denial of payment, required refunds to patients and the Medicare program, civil monetary penalties of up to $15,000 for each violation, civil monetary penalties of up to $100,000 for “sham” arrangements, civil monetary penalties of up to $10,000 for each day that an entity fails to report required information, and exclusion from participation in the Medicare and Medi-Cal programs and other federal programs. In addition, California has its own self-referral laws which are similar in many ways to the Stark law, but which differ from the federal law in that they apply not just to Medicare patients, but to all categories of patients and they impose disclosure requirements. No payment from any source is permitted for services performed pursuant to referrals which are prohibited by California’s self-referral law. Our hospitals’ and IPAs’ participation in and development of financial relationships with physicians could be adversely affected by the Stark law or similar state enactments.

The self-referral prohibition applies to our services, and we believe our relationships comply with the law. We believe our business arrangements do not involve the referral of patients to entities with whom referring physicians have an ownership interest or compensation arrangement within the meaning of federal and state self-referral laws, because referrals are made directly to other providers rather than to entities in which referring physicians have an ownership interest or compensation arrangement. We further believe our financial arrangements with physicians fall within exceptions to state and federal self-referral laws, including exceptions for ownership or compensation arrangements with managed care organizations and for physician incentive plans that limit referrals. In addition, we believe that the methods we use to acquire existing physician organizations and to recruit new physicians do not violate such laws and regulations. Nevertheless, it is possible that the government or a court could construe some of the financial arrangements that our hospitals or IPAs have historically had with physicians or may have in the future as non-compliant with state or federal self-referral statutes. If we were found to have violated the self-referral laws, we could be subject to denial of reimbursement, forfeiture of amounts collected in violation of the law, civil monetary penalties, and exclusion from the Medicare and Medi-Cal programs, which could reduce our revenues, increase our costs and decrease our profitability.

False Claims Act

The federal False Claims Act (“FCA”) prohibits providers from knowingly submitting false claims for payment to the federal government. This law has been used not only by the federal government, but also by individuals who bring an action on behalf of the government under the law’s “qui tam” or “whistleblower” provisions. When a private party brings a qui tam action under the federal FCA, the defendant may not become aware of the lawsuit until the government makes a determination whether it will intervene and take a lead in the litigation.

Civil liability under the federal FCA can be up to three times the actual damages sustained by the government plus civil penalties for each separate false claim. There are many potential bases for liability under the federal FCA, including claims submitted pursuant to a referral found to violate the anti-kickback or self-referral statutes. Although liability under the federal FCA arises when an entity knowingly submits a false claim for reimbursement to the federal government, the federal FCA defines the term “knowingly” broadly. Although simple negligence generally will not give rise to liability under the federal FCA, submitting a claim with reckless disregard for its truth or falsity can constitute “knowingly” submitting a false claim. Recently, the federal FCA was further expanded to cover the improper retention of an overpayment when President Obama signed into law the Fraud Enforcement and Recovery Act of 2009.

The State of California has enacted false claims legislation. These California false claims statutes are generally modeled on the federal FCA, with similar damages, penalties, and qui tam enforcement provisions. For example, the California False Claims Act prohibits “knowingly” submitting false claims for payment to California and its agencies, such as the Medi-Cal program. Violations are subject to damages and civil monetary penalties. Similar to the federal statute, the California False Claims Act allows private parties to sue on behalf of the state as qui tam (i.e., whistleblower) plaintiffs, and authorizes qui tam plaintiffs to share in any proceeds recovered as a result of the lawsuit. California’s False Claims Act also includes provisions intended to discourage employers from retaliating against employees for initiating, testifying or assisting in qui tam lawsuits, or otherwise furnishing information to government or law enforcement authorities. An increasing number of healthcare false claims cases seek recoveries under both federal and state law. Provisions in the Deficit Reduction Act of 2005 (“DRA”) that went into effect on January 1, 2007 give states significant financial incentives to enact false claims laws modeled on the federal FCA. Additionally, the DRA requires every entity that receives annual payments of at least $5 million from a state Medi-Cal plan to establish written policies for its employees that provide detailed information about federal and state false claims statutes and the whistleblower protections that exist under those laws. Both provisions of the DRA are expected to result in increased false claims litigation against health care providers. We believe our Alta hospitals have fully complied with the written policy requirements, and we are in the process of reviewing and, to the extent necessary, updating the written policies of our newly acquired Brotman facility. Since the Brotman facility was not previously controlled or operated by the Company or its subsidiaries, we cannot assure that its prior policies fully complied with the DRA requirements. Compliance with the written policy requirement is a condition of payment by Medi-Cal, and failure to comply could give rise to claims for recoupment of Medi-Cal payments, damages and other sanctions.

Fraud and Abuse

Existing federal laws governing Medi-Cal, Medicare and other federal health care programs, as well as similar state laws, impose on us a variety of fraud and abuse prohibitions. These laws are interpreted broadly and enforced aggressively by multiple government agencies, including the Office of Inspector General of the Department of Health and Human Services, the Department of Justice and various state authorities. In addition, in the DRA, Congress created a new Medicaid Integrity Program to enhance federal and state efforts to detect Medi-Cal fraud, waste and abuse and provide financial incentives for states to enact their own false claims acts as an additional enforcement tool against Medi-Cal fraud and abuse. Violations of these laws are punishable by substantial penalties, including monetary fines, civil penalties, criminal sanctions, exclusion from participation in government-sponsored health care programs, and forfeiture of amounts collected in violation of such laws, any of which could have an adverse effect on our business and results of operations.

Emergency Medical Treatment and Active Labor Act

All of our hospital facilities are subject to the EMTALA. This federal law requires any hospital that participates in the Medicare program to conduct an appropriate medical screening examination of every person who presents to the hospital’s emergency department for treatment and, if the patient is suffering from an emergency medical condition, to either stabilize that condition or make an appropriate transfer of the patient to a facility that can handle the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of a patient’s ability to pay for treatment. All hospitals with specialized capabilities are also required to accept appropriate transfers of patients in need of such specialized services if the transferring hospital cannot provide the services required by the patient. There are severe penalties under EMTALA if a hospital fails to screen or appropriately stabilize or transfer a patient or if the hospital delays appropriate treatment in order to first inquire about the patient’s ability to pay, or if the hospital fails to accept an appropriate transfer of a patient from another hospital for specialized services. Penalties for violations of EMTALA include civil monetary penalties and exclusion from participation in the Medicare program. In addition, an injured patient, the patient’s family or a medical facility that suffers a financial loss as a direct result of another hospital’s violation of the law can bring a civil suit against that other hospital.

During 2003, CMS published a final rule clarifying a hospital’s duties under EMTALA. In the final rule, CMS clarified when a patient is considered to be on a hospital’s property for purposes of treating the person pursuant to EMTALA. CMS stated that off-campus facilities such as specialty clinics, surgery centers and other facilities that lack emergency departments should not be subject to EMTALA, but that these locations must have a plan explaining how the location should proceed in an emergency situation such as transferring the patient to the closest hospital with an emergency department. CMS further clarified that hospital-owned ambulances could transport a patient to the closest emergency department instead of to the hospital that owns the ambulance. However, under certain circumstances, when a patient is in a ground or air ambulance owned by one of our hospitals for purposes of examination and treatment for a medical condition at that hospital, EMTALA requires that the patient be screened for, and as needed, treated for an emergency medical condition at least until the patient’s condition has been stabilized. CMS’s rules did not specify “on-call” physician requirements for an emergency department, but provided a subjective standard stating that “on-call” hospital schedules should meet the hospital’s and community’s needs. Although we believe that our hospitals comply with EMTALA, we cannot predict whether CMS will implement new requirements in the future and whether our hospitals will comply with any new requirements.

Health Care Facility Licensing, Certification and Accreditation Requirements

All of our hospitals are subject to compliance with various federal, state and local statutes and regulations. Our hospitals must also comply with the conditions of participation and licensing requirements of federal, state and local health agencies, as well as the requirements of municipal building codes, health codes and local fire departments. Various other licenses and permits also are required in order to dispense narcotics, operate pharmacies, handle radioactive materials and operate certain equipment. We believe our health care facilities hold all required governmental approvals, licenses and permits material to the operation of our business.

Hospitals are subject to periodic inspection by federal, state, and local authorities to determine their compliance with applicable regulations and requirements necessary for licensing and certification. All of our hospitals are licensed under appropriate state laws and are qualified to participate in Medicare and Medi-Cal programs. In addition, all of our hospitals are accredited by the Joint Commission. This accreditation indicates that a hospital satisfies the applicable health and administrative standards to participate in Medicare and Medi-Cal programs. If any of our facilities were to lose its Joint Commission accreditation or otherwise lose its certification under the Medicare and Medi-Cal programs, the hospital may be unable to receive reimbursement from the Medicare and Medi-Cal program and other payors. We believe that our hospitals are in substantial compliance with current applicable federal, state, local and independent review body regulations and standards. The requirements for licensure, certification and accreditation are subject to change and, in order to remain qualified, it may become necessary for us to make changes in our facilities, equipment, personnel and services in the future, which could have a material adverse impact on operations.

Recovery Audit Contractors

In 2003, Congress enacted section 306 of the MMA, which directed the Department of Health and Human Services to conduct a three year demonstration program using Recovery Audit Contractors (“RACs”) to identify overpayments and underpayments in the Medicare Fee-For-Service program, as a means of fighting fraud, waste and abuse in the Medicare program. The demonstration project operated in New York, Massachusetts, Florida, South Carolina and California and ended on March 27, 2008. In 2006, Congress enacted the Tax Relief and Health Care Act of 2006, which established a permanent and national RAC program to be in place by January 1, 2010. The RACs will review hospitals, physician practices, nursing homes, home health agencies, durable medical suppliers and any other provider or supplier that bills Medicare Parts A and B. The RACs will review claims on a post-payment basis and conduct both automated (no medical record needed) and complex (medical record required) reviews for claims paid after October 1, 2007. CMS and the RAC contractors are currently in the process of phasing in the program. Reviews by the RACs may result in a determination that there have been overpayments by Medicare to facility and recoupment by Medicare of such overpayment amounts, plus interest and potential penalties.

Never Events and Hospital Acquired Conditions

In 2002, the National Quality Form published “Serious Reportable Events in Healthcare: A Consensus Report” that identified 27 adverse events that were “serious, largely preventable and of concern to both the public and healthcare providers.” This list (and subsequent revisions) became known as “never events.” Historically, Medicare did not distinguish between costs that resulted from patient treatment as opposed to costs that resulted from an adverse event that occurred in the hospital. Section 5001(c) of the Deficit Reduction Act of 2005 required CMS to identify conditions that were high cost or volume or both, resulted in assignment to a DRG that had a higher payment when present as a secondary diagnosis, and that could have reasonably been prevented. As a result, CMS has developed a list of hospital acquired conditions (such as foreign object retained after surgery, Stage III and IV pressure ulcers and catheter-associated urinary tract infections) that are denied higher Medicare payments. In addition, CMS has developed a list of non-covered services that relate to adverse events (e.g., surgery on the wrong body part or correct procedure on the wrong patient) for which the hospital will not be reimbursed. The hospital will be at risk for decreased reimbursement if certain adverse events or hospital acquired conditions occur.

California Reporting of Adverse Events and Immediate Jeopardy Penalties

California is one of many states that have adopted strict reporting requirements for adverse events in general acute-care hospitals (and psychiatric and special hospitals) and initiated penalties for failure to report and for deficiencies identified as situations where the “noncompliance caused or was likely to cause serious harm or death to the patient” (known as “immediate jeopardy” deficiencies). Health and Safety Code section 1279.1 mandates that a health facility report an adverse event (as delineated in the statute) to the Department of Public Health within five days of the date the adverse event is detected or within one day if the issue is an ongoing or emergent threat to a patient, personnel or visitors’ welfare, health or safety. Failure to report an adverse event may result in fines of up to $100 per day for each day the event is not reported. If the Department of Public Health issues a deficiency that constitutes immediate jeopardy, the hospital will be responsible for submitting a plan of correction and the Department of Public Health may assess an administrative penalty. Effective January 1, 2009, Health and Safety Code Section 1280.1(d) provides that the amount of the administrative penalty for immediate jeopardy shall be up to $50,000 for the first administrative penalty, up to $75,000 for the second subsequent immediate jeopardy violation and up to $100,000 for the third and every subsequent violation. The statute further provides that an administrative penalty issued after three years from the date of the last immediate jeopardy shall be considered a first administrative penalty as long as the hospital has not received additional immediate jeopardy violations and is determined to be in substantial compliance with all state and federal licensing laws and regulations. The hospital will be at risk for administrative penalties if adverse events occur. The hospital will also be at risk for further oversight from state and federal regulators.

Utilization Review Compliance and Hospital Governance

Federal law contains numerous provisions designed to ensure that services rendered by hospitals to Medicare and Medi-Cal patients meet professionally recognized standards, are medically necessary and that claims for reimbursement are properly filed. These provisions include a requirement that a sampling of admissions of Medicare and Medi-Cal patients must be reviewed by peer review organizations, which review the appropriateness of Medicare and Medi-Cal patient admissions and discharges, the quality of care provided, the validity of DRG classifications and the appropriateness of cases of extraordinary length of stay or cost. Peer review organizations may deny payment for services provided, or assess fines and also have the authority to recommend to the DHHS that a provider which is in substantial noncompliance with the standards of the peer review organization be excluded from participation in the Medicare program. Utilization review is also a requirement of most non-governmental managed care organizations.

Medical and surgical services and practices are extensively supervised by committees of staff doctors at each of our hospitals, are overseen by each facility’s local governing board, the members of which primarily are community members and physicians, and are reviewed by our clinical quality personnel. The local hospital governing board also helps maintain standards for quality care, develop long-range plans, establish, review and enforce practices and procedures, and approve the credentials and disciplining of medical staff members.

California Seismic Standards

California’s Alfred E. Alquist Hospital Facilities Seismic Safety Act (the “Alquist Act”) requires that the California Building Standards Commission adopt earthquake performance categories, seismic evaluation procedures, standards and timeframes for upgrading certain facilities, and seismic retrofit building standards. These regulations require hospitals to meet seismic performance standards to ensure that they are capable of providing medical services to the public after an earthquake or other disaster. The Building Standards Commission completed its adoption of evaluation criteria and retrofit standards in 1998. The Alquist Act requires that within three years after the Building Standards Commission had adopted evaluation criteria and retrofit standards:

•                  Hospitals in California must conduct seismic evaluation and submit these evaluations to the OSHPD, Facilities Development Division for its review and approval;

•                  Hospitals in California must identify the most critical nonstructural systems that represent the greatest risk of failure during an earthquake and submit timetables for upgrading these systems to the OSHPD, Facilities Development Division for its review and approval; and

•                  Hospitals in California must prepare a plan and compliance schedule for each regulated building demonstrating the steps a hospital will take to bring the hospital buildings into substantial compliance with the regulations and standards.

We were required to conduct engineering studies at our hospitals to determine whether and to what extent modifications to the hospital facilities will be required. We believe that our hospitals satisfy all current requirements; however, we may be required to make significant capital expenditures in the future to comply with the seismic standards, which could impact our earnings.

OSHPD is currently implementing a new voluntary program to re-evaluate the seismic risk of hospital buildings classified as Structural Performance Category (“SPC-1”). These buildings are considered hazardous and at risk of collapse in the event of an earthquake and must be retrofitted, replaced or removed from providing acute care services by January 1, 2013. OSHPD is using HAZUS, a state-of-the-art methodology, to reassess the seismic risk of SPC-1 buildings and those that are determined to pose a low seismic risk may be reclassified to SPC-2. The SPC-2 buildings would have until January 1, 2030 to comply with the structural seismic safety standards. Any buildings that are denied reclassification will remain in the SPC-1 category, and must meet seismic compliance standards by January 1, 2013, unless further extensions are granted. Participation in the HAZUS program is optional for hospital owners wishing to have their SPC-1 building(s) re-evaluated. We have applied for a HAZUS re-evaluation of the seismic risk for Hollywood Community Hospital, Los Angeles Community Hospital, Norwalk Community Hospital and Brotman. Our Van Nuys Community Hospital is exempt from the seismic retrofitting guidelines because psychiatric hospitals are exempt from seismic retrofitting. The current status of the re-evaluation is as follows:

•                  Hollywood Community Hospital was denied reclassification, and remains in the SPC-1 category;

•                  Norwalk Community Hospital was granted the reclassification, and moved into the SPC-2 category;

•                  Los Angeles Community Hospital and Brotman are awaiting reclassification decisions and currently remain in the SPC-1 category; and

•                  Brotman has also qualified for SB 306 extension to 2020 which means it will not have to meet SPC-2 and NPC-3 by 2013. However, if Brotman does not meet SPC-2 and NPC-3 category by 2013, it must retrofit the building to meet SPC-5 and NPC-5 by 2020.

Furthermore, the Alquist Act permits OSHPD to grant an extension to acute care hospitals that lack the financial capacity to meet the January 1, 2013 retrofit deadline, and instead, requires them to replace those buildings by January 1, 2020. Brotman has been approved for this extension.

Pursuant to the Alquist Act, hospital buildings not in compliance by their applicable deadlines may be subject to loss of licensure. Unless the noncompliant hospital places its license in voluntary suspense, the Department of Public Health may suspend or refuse to renew the license of a hospital that has received a notice of violation. However, the license may be reinstated or renewed upon presentation to the Department of Public Health of a written notice of compliance.

Hospital Conversion Legislation

California has adopted legislation regarding the sale or other disposition of hospitals operated by not-for-profit entities. The California attorney general has demonstrated an interest in these transactions under its general obligations to protect charitable assets. These legislative and administrative efforts primarily focus on the appropriate valuation of the assets divested and the use of the proceeds of the sale by the not-for-profit seller. These reviews and, in some instances, approval processes can add additional time to the closing of a not-for-profit hospital acquisition. Future actions by state legislators or attorneys general may seriously delay or even prevent our ability to acquire certain hospitals.

Environmental Regulation

Our hospitals and certain affiliated physician organizations generate medical waste that must be disposed of in compliance with federal, state and local environmental laws, rules and regulations. Our operations, as well as our purchases and sales of hospitals, are also subject to compliance with various other environmental laws, rules and regulations. Such compliance costs are not significant and we do not anticipate that such compliance costs will be significant in the future.

HIPAA Transaction, Privacy and Security Requirements

Federal regulations issued pursuant to HIPAA contain, among other measures, provisions that require us to implement very significant and potentially expensive new computer systems, employee training programs and business procedures. The federal regulations are intended to protect the privacy of healthcare information and encourage electronic commerce in the healthcare industry. Our hospitals and affiliated physician organizations are covered entities subject to these regulations. As a business associate of such entities and contracted health plans, we are also subject to many HIPAA requirements pursuant to a business associate contract required between covered entities and their business associates and now, because of HITECH, directly under HIPAA. HITECH amended HIPAA, which previously applied only to “covered entities” (i.e., healthcare providers, insurers, and clearinghouses), to now apply directly to business associates, who previously were subject only to contractual liability to covered entities under business associate agreements. As a result, business associates will have to institute the same formalized HIPAA compliance programs that covered entities must, including detailed written policies, training programs, dedicated personnel, and board oversight. We are also subject to California’s privacy laws regarding privacy of medical information.

Among other things, HIPAA requires healthcare facilities to use standard data formats and code sets established by DHHS when electronically transmitting information in connection with several transactions, including health claims and equivalent encounter information, healthcare payment and remittance advice and health claim status. We have implemented or upgraded computer systems utilizing a third party vendor, as appropriate, at our facilities and at our corporate headquarters to comply with the new transaction and code set regulations and have tested these systems with our payors.

HIPAA also requires DHHS to issue regulations establishing standard unique health identifiers for individuals, employers, health plans and healthcare providers to be used in connection with the standard electronic transactions. DHHS published on January 23, 2004 the final rule establishing the standard for the unique health identifier for healthcare providers. All healthcare providers, including our facilities, were required to obtain a new National Provider Identifier to be used in standard transactions instead of other numerical identifiers beginning no later than May 23, 2007. Our facilities have fully implemented use of the Employer Identification Number as the standard unique health identifier for employers without experiencing any payment delays during the transition.

HIPAA regulations also require our facilities to comply with standards to protect the confidentiality, availability and integrity of patient health information, by establishing and maintaining reasonable and appropriate administrative, technical and physical safeguards to ensure the integrity, confidentiality and the availability of electronic health and related financial information. The security standards were designed to protect electronic information against reasonably anticipated threats or hazards to the security or integrity of the information and to protect the information against unauthorized use or disclosure. The security standards require our facilities to implement business procedures and training programs, though the regulations do not mandate use of a specific technology. We have performed comprehensive security risk assessments and are currently in the remediation process for the systems/devices that have been identified as having the highest levels of vulnerability. This will be an ongoing process as we update, upgrade, or purchase new systems technology.

DHHS has also established standards for the privacy of individually identifiable health information. These privacy standards apply to all health plans, all healthcare clearinghouses and healthcare providers, such as our facilities, that transmit health information in an electronic form in connection with standard transactions, and apply to individually identifiable information held or disclosed by a covered entity in any form. These standards now also apply to us in our capacity as a business associate of such covered entities. These standards impose extensive administrative requirements on us and our facilities and require compliance with rules governing the use and disclosure of this health information, and they require our facilities to impose these rules, by contract, on any business associate to whom we disclose such information in order for them to perform functions on our facilities’ behalf. In addition, our facilities will continue to remain subject to California’s privacy laws that are in many instances more restrictive than the privacy regulations issued under HIPAA. California’s privacy laws could impose additional penalties.

The restrictions under HIPAA and California’s privacy laws have over the years been strengthened and penalties for their breach increased. HITECH greatly enhanced HIPAA’s patient privacy and security obligations. HITECH and HIPAA require correspondingly intensive compliance efforts by providers and suppliers, including self-disclosures of breaches to federal officials and a fining system. “Snooping” by covered entity personnel constitutes a breach of HIPAA. These anti-snooping provisions present operational challenges to healthcare providers, including us. HITECH also amends HIPAA to create new enforcement provisions and expanded civil and criminal penalties. The net effect of these amendments is to make HIPAA a more encompassing regulatory scheme for patient privacy. California legislation enacted effective January 1, 2009 mirrors the HIPAA changes enacted by HITECH. The California legislation has more stringent anti-snooping provisions than those enacted by HITECH, contains mandatory breach notice rules applicable to us and enhances penalties for noncompliance. Compliance with these standards requires significant commitment and action by us.

Antitrust

Federal and state antitrust laws prohibit agreements in restraint of trade, price-fixing, division of markets, the exercise of monopoly power and other practices that are considered to be anti-competitive. We must structure and operate our business activities and select and implement our IPA and hospital acquisitions in a manner which conforms with antitrust laws. If any of our current or newly acquired IPAs were determined to be competitors with one another, it is possible that their common management by us could be claimed to lead to sharing of pricing information or coordinated price negotiations that could be prohibited under antitrust laws. Government authorities have also challenged IPAs under the antitrust laws if the IPAs negotiate prices on behalf of their physician members with PPOs or insurance companies on a non-capitated (e.g. fee-for-service) basis. If one or more of our IPAs were to negotiate PPO prices in such a manner, they could be subject to an antitrust challenge. While we believe that we are in material compliance with federal and state antitrust laws, if we were found to be in violation of these laws, we could be subject to significant financial penalties, possible divestiture of certain assets and a possible injunction that could disrupt our business operations or require a restructuring of our physician relationships.

Health Plan Licensing and Regulation

The California Department of Managed Health Care (“DMHC”) is responsible for licensing and regulating health plans in California under the Knox-Keene Health Care Service Plan Act of 1975 (the “Knox-Keene Act”).

Our affiliated physician organizations contract with HMOs to provide physician and certain ancillary services to the HMO enrollees. The Knox-Keene Act imposes numerous requirements on health plans regarding the provision of care to health plan enrollees. HMOs, in turn, require their contracted physician organizations to comply with those requirements where applicable. Health plans also require their contracted physician organizations to ensure compliance with applicable Knox-Keene Act requirements on the part of the organizations’ sub-contracted physicians. Thus, our physician organizations are indirectly subject to many of the requirements of the Knox-Keene Act. While health plans are bound by the provisions of the Knox-Keene Act directly, our physician organizations are indirectly bound by many of these same provisions as embodied in their contracts with plans.

Our affiliated physician organizations typically enter into contracts with HMOs, pursuant to which the affiliated physician organizations are paid on a capitated (per member/per month) basis. Under capitation arrangements, health care providers bear the risk, subject to specified loss limits, that the total costs of providing medical services to members will exceed the premiums received. Because they are compensated on a prepaid basis in exchange for providing or arranging for the provision of health care services to assigned patients, the physician organizations may be deemed, under state law, to be in the business of insurance. If the physician organizations are deemed to be insurers, they will be subject to a variety of regulatory and licensing requirements applicable to insurance companies or HMOs, resulting in increased costs and corresponding reduced profitability.

In addition to state regulations, HMOs which contract with the Medicare program under Medicare Advantage, as well as their subcontracting IPAs, such as ours, are subject to extensive federal regulations. These regulations govern many aspects of our IPAs operations, including but not limited to, marketing to and enrollment of Medicare beneficiaries into Medicare Advantage plans, reporting requirements, claims payment, disclosure requirements, and physician compensation. Failure to comply with these regulations could result in the imposition of civil monetary penalties or other sanctions.

Financial Solvency Regulations

The DMHC has instituted financial solvency regulations mandated by California Senate Bill 260. The regulations are intended to provide a formal mechanism for monitoring the financial solvency of capitated physician groups. Management believes that our affiliated physician organizations that are subject to these regulations will be able to comply with them. However, these regulations could limit our ability to use our cash resources, including to make future acquisitions.

Under the regulations, our affiliated physician organizations are required to comply with specific criteria, including:

•                  Maintain, at all times, a minimum “cash-to-claims ratio” (where “cash-to-claims ratio” means the organization’s cash, marketable securities and certain qualified receivables, divided by the organization’s total unpaid claims liability). The regulations require a cash-to-claims ratio of 0.75 beginning January 1, 2007 and continuing thereafter.

•                  Submit periodic reports to the DMHC containing various data and attestations regarding performance and financial solvency, including IBNR (incurred but not reported) calculations and documentation, and attestations as to whether or not the organization was in compliance with Knox-Keene Act requirements related to claims payment timeliness, had maintained positive tangible net equity and had maintained positive working capital.

Further, under these regulations, the DMHC will make public some of the information contained in the reports, including, but not limited to, whether or not a particular physician organization met each of the criteria.

In the event we are not able to meet certain of the financial solvency requirements, and fail to meet subsequent corrective action plans, we could be subject to sanction, or limitations on, or removal of, our ability to do business in California.

Our cash-to-claims ratio on March 31, 2009, was 1.60.

Government Investigations

The government increasingly examines arrangements between health care providers and potential referral sources to ensure that they are not designed to exchange remuneration for patient referrals, do not violate self-referral laws and do not involve billing fraud. Investigators are increasingly willing to look behind formalities of business transactions to determine the underlying purpose of payments. Enforcement actions have increased and are highly publicized.

In addition to investigations and enforcement actions initiated by governmental agencies, we could become the subject of an action brought under the False Claims Act by a private individual on behalf of the government. Actions under the False Claims Act, commonly known as “whistleblower” lawsuits, are generally filed under seal to allow the government adequate time to investigate and determine whether it will intervene in the action, and defendant health care providers may have no knowledge of such actions until the government has completed its investigation and the seal is lifted.

To our knowledge, we, and our affiliated physician organizations, are not currently the subject of any investigation or action under the False Claims Act. Any such future investigation or action could result in sanctions and unfavorable publicity that could reduce potential revenues and profitability.

Health Care Reform

The U.S. health care industry continues to attract much legislative interest and public attention. In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the health care system. Proposals that have been considered include changes in Medicare, Medi-Cal and other programs, cost controls on hospitals and mandatory health insurance coverage for employees. The costs of implementing some of these proposals would be financed, in part, by reduction of payments to health care providers under Medicare, Medi-Cal, and other government programs. We cannot predict the course of future health care legislation or other changes in the administration or interpretation of governmental health care programs. However, future legislation, interpretations, or other changes to the health care system could reduce our revenues and profitability.

NON-GAAP FINANCIAL MEASURES

The information contained herein contains “non-GAAP financial measures,” that is, financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. Specifically, we make use of the non-GAAP measures “EBITDA” and “Adjusted EBITDA.” We also make use of ratios based on these non-GAAP measures (including pro forma presentations thereof).

We define “EBITDA” as net income (loss) attributable to common stockholders before interest, depreciation and amortization, dividends to preferred stockholders, income (loss) from discontinued operations (net of tax), minority interest, taxes, investment income, gain (loss) in value of interest rate swaps, and loss on debt extinguishment. In addition, we define “Adjusted EBITDA” as EBITDA before certain transaction expenses which are considered by management to be non-recurring, including certain charges for prior CEO severance, stock-based compensation, acquisition, accounting and restatement matters, special investigation costs, lender costs and fees, and goodwill impairment. Management believes that EBITDA and Adjusted EBITDA are useful tools for investors and other users of our financial statements in assessing our ability to service and/or incur indebtedness, maintain current operating levels of capital assets and acquire additional operations and businesses. Management believes that the most directly comparable GAAP measure is net income (loss). A reconciliation of EBITDA and Adjusted EBITDA to our net income under generally accepted accounting principles, or GAAP, for each of the periods presented in our financial statements is included in this offering memorandum.

EBITDA and Adjusted EBITDA (including any pro forma presentation thereof) have limitations as analytical tools, and you should not consider these measures in isolation from, or as a substitute for analysis of, our financial information reported under GAAP. Some of these limitations are:

•      they do not reflect cash outlays for capital expenditures or future contractual commitments;

•      they do not reflect changes in, or cash requirements for, working capital;

•      they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•      they do not reflect income tax expense or the cash necessary to pay income taxes;

•      although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA (including any pro forma presentation thereof) do not reflect cash requirements for such replacements; and

•      other companies, including other companies in our industry, may not use such measures or may calculate the measures differently than as presented in this offering memorandum, limiting their usefulness as a comparative measure.

Because of these limitations, neither EBITDA, Adjusted EBITDA (including any pro forma presentations thereof) nor any related ratio using such measure should be considered as a measure of discretionary cash available to invest in business growth or reduce indebtedness.

INDUSTRY AND MARKET DATA

We have obtained some industry and market share data from third-party sources that we believe are reliable. In many cases, however, we have made statements herein regarding our industry and our position in the industry based on estimates made based on our experience in the industry and our own investigation of market conditions. We believe these estimates to be accurate as of the date of this hereof. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that the industry and market data included herein, and estimates and beliefs based on that data, may not be reliable. We cannot, and the initial purchasers cannot, guarantee the accuracy or completeness of any such information.

FORWARD-LOOKING STATEMENTS

The information set forth herein contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are often accompanied by words such as “believe,” “should,” “anticipate,” “plan,” “expect,” “potential,” “scheduled,” “estimate,” “intend,” “seek,” “goal,” “may” and similar expressions. These statements include, without limitation, statements about our market opportunity, our growth strategy, competition, expected activities and future acquisitions and investments and the adequacy of our available cash resources. You are urged to read these statements carefully, and are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, we do not assume any responsibility for the accuracy and completeness of such statements in the future.

Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors:

•      Receipt of reimbursement from third party providers and collections of accounts receivable from uninsured patients;

•      Growth of uninsured and underinsured patients;

•      Decreases in the number of Health Maintenance Organizations (“HMO”) enrollees using our affiliated independent physician organizations (“IPA”) networks;

•      Concentration of contracts with a limited number of HMOs;

•      Risk-sharing arrangements and volume and timing of healthcare claims;

•      Healthcare costs;

•      Our ability to maintain required working capital;

•      Our ability to acquire advanced diagnostic and surgical equipment and information technology systems;

•      Our ability to make acquisitions and integrate the operations of acquired hospitals;

•      Reliance on key executive management and key physicians;

•      Labor costs;

•      Competition;

•      Government regulation and changes in the regulatory and healthcare policy environment;

•      Economic trends generally and local economic conditions in Southern California;

•      Medical malpractice claims and HMO bad-faith liability claims;

•      Weather conditions, severity of annual flu seasons and other factors; and

•      Certain risks described under the heading “Risk Factors.”

Given these risks and uncertainties, we can give no assurances that results projected in any forward-looking statements will in fact occur and therefore caution investors not to place undue reliance on them. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this offering memorandum might not occur.